Exhibit 2.1
EXECUTION COPY
TRANSACTION AGREEMENT
among
THE PROCTER & GAMBLE COMPANY,
THE WIMBLE COMPANY,
DIAMOND FOODS, INC.,
and
WIMBLEDON ACQUISITION LLC
dated as of
April 5, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A:	Separation Agreement
Exhibit B:	Wimbledon Commitment Letter
Exhibit C:	Acquiror Commitment Letter
Exhibit D:	Transaction Announcements
Exhibit E:	Minimum Condition
PARENT DISCLOSURE LETTER
ACQUIROR DISCLOSURE LETTER

-v-

TRANSACTION AGREEMENT
     This Transaction Agreement (this “Agreement”), dated as of April 5, 2011, is among The Procter & Gamble Company, an Ohio corporation (“Parent”), The Wimble Company, a Delaware corporation and presently a wholly owned Subsidiary of Parent (“Wimbledon”), Diamond Foods, Inc., a Delaware corporation (“Acquiror”), and Wimbledon Acquisition LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”).
RECITALS
     1. Parent is engaged, directly and indirectly, in the Snacks Business;
     2. Parent has determined that it would be appropriate and desirable to separate the Snacks Business from Parent and to divest the Snacks Business in the manner contemplated hereby;
     3. The Parties contemplate that the Snacks Business will be transferred to Wimbledon as provided in the Separation Agreement and, in connection therewith, the Recapitalization will take place, including Wimbledon’s payment of the Recapitalization Amount;
     4. The Parties contemplate that, immediately following the Wimbledon Transfer and Recapitalization, Parent will either (i) distribute all of the shares of Wimbledon Common Stock to Parent shareholders without consideration on a pro rata basis (a “One-Step Spin-Off”) or (ii) consummate an offer to exchange (an “Exchange Offer”) shares of Wimbledon Common Stock for currently outstanding shares of Parent’s common stock (“Parent Common Stock”) and, in the event that Parent’s shareholders subscribe for less than all of the Wimbledon Common Stock in the Exchange Offer, Parent will distribute, pro rata to its shareholders, any unsubscribed Wimbledon Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Parent will be treated for U.S. federal income Tax purposes as having distributed all of the Wimbledon Common Stock to its shareholders (the “Clean-Up Spin-Off”);
     5. The disposition by Parent of 100% of the Wimbledon Common Stock, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off) is referred to herein as the “Distribution;”
     6. The Boards of Directors of Parent, Wimbledon and Acquiror and the Board of Managers of Merger Sub have each approved and declared advisable the Merger of Wimbledon with and into Merger Sub, with Merger Sub continuing as the surviving entity in the Merger, such Merger to take place immediately following the Distribution, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA;
     7. Pursuant to the plan of reorganization and as soon as practicable following the Distribution Date, Parent will effect the Parent Cash Distribution to Parent’s creditors in retirement of outstanding Parent indebtedness in the manner described in this Agreement;
     8. For U.S. federal income Tax purposes, the Parties intend that (i) the Wimbledon Transfer, taken together with the Distribution, qualify as a reorganization pursuant to Section 368 of the Code, (ii) the Distribution, as such, qualify as a distribution of Wimbledon Common Stock to Wimbledon shareholders pursuant to Section 355 of the Code, (iii) the Merger qualify as a reorganization pursuant to Section 368 of the Code, (iv) the Parent Cash Distribution qualify as money distributed to creditors in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, and (v) the execution of this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code; and
     9. The Parties intend in this Agreement to set forth the principal arrangements among them regarding the Recapitalization, Distribution and Merger.
     Accordingly, the Parties agree as follows:
I. TRANSACTION
     1.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) will take place at Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., local time on the last Business Day of the calendar month in which the satisfaction or waiver of the conditions set forth in Article V occurs (other than those conditions, including the Distribution, that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions); provided, however, that if the satisfaction or waiver of such conditions occurs (a) prior to the first day set forth in the range of 2011 Target Dates, then the Closing will be on the date Parent identifies to Acquiror in writing that it has selected within the range of 2011 Target Dates and (b) after the 2011 Target Dates, but prior to the first day set forth in the range of 2012 Target Dates, then the Closing will be on the date Parent identifies to Acquiror in writing that it has selected within the range of 2012 Target Dates; provided, further, that if the satisfaction or waiver of such conditions occurs after the 2012 Target Date but prior to the End Date, then in any event the Closing will occur on such day within the last week of the month in which satisfaction of such conditions occurs or the first week of the following month as identified in writing by Parent to Acquiror that it has selected, in each case, prior to the End Date. The date on which the Closing occurs is referred to as the “Closing Date.”
     1.02 Recapitalization of Wimbledon. Parent and Wimbledon will cause the following to occur at the Business Transfer Time:
          (a) General. In partial consideration for the Conveyance of Assets contemplated by Section 1.1 of the Separation Agreement, Wimbledon will:
               (i) issue and deliver to Parent additional shares of Wimbledon Common Stock (the “Wimbledon Stock Issuance”);

               (ii) distribute to Parent the Recapitalization Amount in cash in immediately available funds to an account specified for this purpose by Parent; and
               (iii) assume the Wimbledon Liabilities in accordance with the terms of the Separation Agreement.
          (b) Wimbledon Indebtedness. Wimbledon, together with the other members of the Wimbledon Group, will enter into the definitive Wimbledon Credit Documents contemplated by the Wimbledon Commitment Letter attached hereto as Exhibit B (such credit facility, the “Wimbledon Credit Facility”) (the Wimbledon Credit Facility, the Wimbledon Stock Issuance and the Recapitalization Amount, together the “Recapitalization”), and will borrow sufficient funds under the Wimbledon Credit Facility to allow Wimbledon to promptly distribute the Recapitalization Amount to Parent less any amount borrowed pursuant to the proviso in the first sentence of Section 1.7(a) of the Separation Agreement.
          (c) Cash Distribution. Parent will maintain a portion of the Recapitalization Amount approximately equal to Parent’s estimated adjusted Tax basis in Wimbledon Common Stock as of the Distribution Date in a segregated account (the “Segregated Cash Amount”) and will take into account for Tax purposes all items of income, gain, deduction or loss associated with the funds while maintained in this segregated account. Pursuant to the plan of reorganization and as soon as practicable following the Distribution Date, Parent will distribute the Segregated Cash Amount, and all remaining amounts in the above-described segregated account, to Parent’s creditors in retirement of outstanding Parent indebtedness (the “Parent Cash Distribution”). Prior to effecting the Parent Cash Distribution, Parent will adopt a corporate resolution specifying that such distribution will be made from the funds maintained in the segregated account referenced in this Section 1.02(c).
     1.03 Form and Manner of Distribution. (a) Parent may elect, in its sole discretion, to effect the Distribution in the form of either (i) a One-Step Spin-Off or (ii) an Exchange Offer (including any Clean-Up Spin-Off, as set forth below).
          (b) If Parent elects to effect the Distribution in the form of a One-Step Spin-Off, the Board of Directors of Parent, in accordance with applicable Law, will establish (or designate Persons to establish) a Record Date and the Distribution Date and Parent will establish appropriate procedures in connection with the Distribution. All shares of Wimbledon Common Stock held by Parent on the Distribution Date will be distributed to the Record Holders in the manner determined by Parent and in accordance with Section 1.04(f).
          (c) If Parent elects to effect the Distribution as an Exchange Offer, Parent will determine in its sole discretion the terms and conditions of such Exchange Offer, including the number of shares of Wimbledon Common Stock that will be offered for each validly tendered share of Parent Common Stock, the period during which such Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which will comply with securities Law requirements applicable to such Exchange Offer. In the event that

Parent’s shareholders subscribe for less than all of the Wimbledon Common Stock in the Exchange Offer, Parent will consummate the Clean-Up Spin-Off on the Distribution Date immediately following the consummation of the Exchange Offer.
     1.04 The Distribution. (a) To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 1.04(f), each Record Holder will be entitled to receive for each share of Parent Common Stock held by such Record Holder a number of shares of Wimbledon Common Stock equal to the total number of shares of Wimbledon Common Stock held by Parent on the Distribution Date, multiplied by a fraction, the numerator of which is number of Parent Common Stock held by such Record Holder and the denominator of which is the total amount of Parent Common Stock outstanding on the Distribution Date. Without limiting the generality or effect of any other provision hereof, it is a condition to the completion of the Distribution as a One-Step Spin-Off that Parent shall have given Acquiror at least two Business Days’ notice of such election prior to or during the applicable range of Target Dates or, if the Closing occurs after the last day in the range of 2012 Target Dates, the Closing Date.
          (b) Subject to the terms thereof, to the extent the Distribution is effected as an Exchange Offer, each Parent shareholder may elect in the Exchange Offer to exchange a number of Parent Common Stock held by such Parent shareholder for shares of Wimbledon Common Stock subject to the terms and conditions set forth in the Wimbledon Form S-1/S-4.
          (c) None of the Parties will be liable to any Person in respect of any shares of Wimbledon Common Stock (or dividends or distributions with respect thereto) that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (d) Parent and Wimbledon, as the case may be, will be entitled, and may instruct the transfer agent or the exchange agent in the Distribution, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.
          (e) The terms and conditions of any Clean-Up Spin-Off will be as determined by Parent in its sole discretion; provided, however, that (i) any Wimbledon Common Stock that is not subscribed for in the Exchange Offer must be distributed to the Parent’s shareholders in the Clean-Up Spin-Off and (ii) such distribution must take place on the Distribution Date immediately following the consummation of the Exchange Offer so that Parent will be treated for U.S. federal income Tax purposes as having distributed all of the Wimbledon Common Stock to its shareholders.
          (f) Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Parent will deliver to the Exchange Agent a global certificate representing the Wimbledon Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Parent shareholders that are entitled thereto. Upon a Clean-Up Spin-Off, if any, Parent will deliver to the Exchange Agent an additional global certificate representing the Wimbledon Common Stock being distributed in the Clean-Up Spin-Off for the account of the Parent shareholders that are entitled thereto. The Exchange Agent will hold such certificate or certificates, as the case may be, for the account of the Parent shareholders pending the Merger.
     1.05 Plan of Reorganization. This Agreement will constitute a “plan of reorganization” for the Transactions under Treasury Regulation Section 1.368-2(g). Pursuant to the plan of reorganization, (a) Parent will complete the Distribution through either (i) a One-Step Spin-Off or (ii) the Exchange Offer and any Clean-Up Spin-Off (which Clean-Up Spin-Off will be completed on the Distribution Date immediately following the consummation of the Exchange Offer) and (b) Wimbledon will merge with and into Merger Sub immediately following the Distribution, with Merger Sub continuing as the surviving entity.
     1.06 The Merger. (a) On the terms and subject to the conditions of this Agreement, Wimbledon will be merged (the “Merger”) with and into Merger Sub in accordance with the provisions of the DGCL and the DLLCA. Immediately following the Merger, Merger Sub will continue as the surviving entity (the “Surviving Company”) and will be a wholly owned Subsidiary of Acquiror, and the separate corporate existence of Wimbledon will cease; provided, however, that nothing in this Agreement or any Other Transaction Agreement will preclude Acquiror from liquidating or merging Merger Sub with and into Acquiror following the completion of the One-Year Period.
          (b) The Merger will be consummated by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and Acquiror, the “Effective Time”).
          (c) The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of Wimbledon and Merger Sub will vest in Merger Sub as the Surviving Company and all debts, liabilities and duties of Wimbledon (including all of the obligations under the Wimbledon Credit Facility) and Merger Sub will become the debts, liabilities and duties of Merger Sub as the Surviving Company.
          (d) The text of the certificate of formation of the Surviving Company in effect at the Effective Time will, by virtue of the Merger, be amended and restated so as to be identical to the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the entity set forth in the certificate of formation of the Surviving Company will continue to be “The Wimble Company”), until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.
          (e) The initial managers of the Surviving Company at the Effective Time will be the managers of Merger Sub. The initial officers of the Surviving Company at the Effective Time will be the officers of Wimbledon at the Effective Time (after taking into account the resignations contemplated by Section 2.2(a)(iv) of the Separation Agreement). Each of such initial officers and managers of the Surviving Company will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the certificate of formation and bylaws of the Surviving Company or as otherwise provided by Law.
     1.07 Conversion Of Capital Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Wimbledon, Acquiror or the holders of the following securities, subject to Section 1.11, each share of Wimbledon Common Stock will be converted into the right to receive one fully paid and nonassessable share of Acquiror Common Stock (together with the associated Acquiror Right (as defined in Section 3.05(a)) under the Acquiror Rights Agreement (as defined in Section 3.05(a)) (such ratio, the “Exchange Ratio”), in an aggregate amount equal to the Wimbledon Stock Amount. The shares of Acquiror Common Stock (including associated Acquiror Rights) to be issued upon the conversion of shares of Wimbledon Common Stock pursuant to this Section 1.07 and cash in lieu of fractional shares of as contemplated by Section 1.11 are referred to collectively as “Merger Consideration.” As of the Effective Time, all such shares of Wimbledon Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and any holder of a certificate representing any such shares of Wimbledon Common Stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate, without interest. The issuance of Acquiror Common Stock (including associated Acquiror Rights) in connection with the Merger is referred to as the “Acquiror Stock Issuance.”
     1.08 Exchange Of Certificates. (a) Pursuant to Section 1.04(f), the Exchange Agent will hold, for the account of the relevant Parent shareholders, the global certificate(s) representing all of the outstanding shares of Wimbledon Common Stock distributed in the Distribution. Such shares of Wimbledon Common Stock will be converted into shares of Acquiror Common Stock in accordance with the terms of this Article I.
          (b) Prior to the Closing, Parent will appoint a bank or trust company reasonably acceptable to Acquiror as exchange agent (the “Exchange Agent”). Prior to or at the Effective Time, or as reasonably requested by Parent, Acquiror will deposit with the Exchange Agent, for the benefit of the holders of shares of Wimbledon Common Stock, for exchange in accordance with this Article I through the Exchange Agent, evidence in book entry form representing the shares of Acquiror Common Stock issuable pursuant to this Article I in exchange for outstanding shares of Wimbledon

Common Stock (such shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Acquiror will assume that there will not be any fractional shares of Acquiror Common Stock. Acquiror will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Parent, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.11. The Exchange Agent will, pursuant to irrevocable instructions, deliver the Acquiror Common Stock to be issued pursuant to this Article I out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.
     1.09 Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, and to the extent not previously distributed in connection with the Distribution, the Exchange Agent will mail to any holder of record of outstanding shares of Wimbledon Common Stock whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.07, (a) a letter of transmittal and (b) instructions for use in effecting the exchange of any shares of Wimbledon Common Stock for Merger Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Wimbledon Common Stock will be entitled to receive in exchange therefor a portion of the Merger Consideration (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article I, and the respective Wimbledon Common Stock will forthwith be canceled. Until exchanged as contemplated by this Section 1.09, any Wimbledon Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange Merger Consideration as contemplated by this Section 1.09. No interest will be paid or accrue on any cash payable upon exchange of any Wimbledon Common Stock.
     1.10 No Further Ownership Rights in Wimbledon Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article I upon conversion of any shares of Wimbledon Common Stock will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Wimbledon Common Stock, and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Wimbledon Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Wimbledon Common Stock are presented to the Surviving Company or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article I.
     1.11 No Fractional Shares. (a) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued upon the conversion of Wimbledon Common Stock pursuant to Section 1.07, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of Acquiror Common Stock. For purposes of this Section 1.11, all fractional shares to which a single record holder would be entitled will be aggregated, and calculations will be rounded to three decimal places.

          (b) Fractional shares of Acquiror Common Stock that would otherwise be allocable to any former holders of Wimbledon Common Stock in the Merger will be aggregated, and no holder of Wimbledon Common Stock will receive cash equal to or greater than the value of one full share of Acquiror Common Stock. The Exchange Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by Parent, and in no case later than 30 Business Days after the Effective Time. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Wimbledon Common Stock entitled to receive such cash. Payment of cash in lieu of fractional shares of Acquiror Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares of Acquiror Common Stock and will not represent separately bargained-for consideration.
     1.12 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any Wimbledon Common Stock with respect to the shares of Acquiror Common Stock issuable upon exchange thereof, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 1.11, until, in each case, the exchange of such Wimbledon Common Stock in accordance with this Article I. Subject to applicable Law, following the exchange of any such Wimbledon Common Stock, there will be paid to the holder of the certificate representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.11 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of Acquiror Common Stock.
     1.13 Withholding Rights. Acquiror, the Surviving Company or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.
     1.14 No Liability. None of the Parties or the Exchange Agent will be liable to any Person in respect of any shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

II. REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent hereby represents and warrants to Acquiror that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 7.13) of the Parent Disclosure Letter or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by Parent or Wimbledon and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):
     2.01 Due Organization, Good Standing And Corporate Power. Each of Parent, Wimbledon and the Wimbledon Entities is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties that will be contributed to Wimbledon or the Wimbledon Entities pursuant to the Separation Agreement and to carry on the Snacks Business as now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Snacks Business that will be contributed to Wimbledon or the Wimbledon Entities pursuant to the Separation Agreement or the nature of the Snacks Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.
     2.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and the Other Transaction Agreements by each of Parent and Wimbledon, as applicable, and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective boards of directors (and this Agreement has been adopted by Parent as the sole stockholder of Wimbledon) and no other corporate or shareholder action on the part of Parent or Wimbledon is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions. This Agreement and the Separation Agreement have been, and the Other Transaction Agreements, when executed, will be, duly executed and delivered by each of Parent and Wimbledon, as applicable, and, to the extent it is a party thereto, each is (or when executed will be) a valid and binding obligation of each of Parent and Wimbledon enforceable against each of Parent and Wimbledon, as applicable, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).
     2.03 Consents And Approvals; No Violations. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the Consents from Governmental Authorities set forth on Section 2.03(b) of the Parent Disclosure Letter have been obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met, (d) the requirements under any applicable state securities or blue sky Laws are met, (e) the requirements of the NASDAQ in respect of the listing of the shares of Acquiror Common Stock to be issued hereunder are met, (f) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL and the DLLCA, are made, and (g) filings with and consents from Governmental Authorities required to convey Real Property and other Assets pursuant to Separation Agreement, the execution and delivery of this Agreement and the Other Transaction Agreements by Parent and Wimbledon, as applicable, and the consummation by Parent and Wimbledon of the Transactions do not and will not (i) violate or conflict with any provision of their respective articles of incorporation, bylaws or code of regulations (or the comparable governing documents), (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets that will be contributed to Wimbledon pursuant to the Separation Agreement may be bound, (iii) require any Governmental Approval (other than in connection with the Conveyance of Permits utilized in connection with the operation of the Snacks Business that are unrelated to the manufacturing of the types of products of the Snacks Business as such products are currently being manufactured, or consents or approvals not required for the operation of the Snacks Business as currently conducted) or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of Parent or its Subsidiaries that will be contributed to Wimbledon pursuant to the Separation Agreement or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Wimbledon Material Contract, excluding in the case of clauses (ii) through (iv) above, (x) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests which would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE and (y) any Security Interests created in connection with the Wimbledon Credit Facility.
     2.04 Capital Structure. On the date of this Agreement, the authorized capital stock of Wimbledon consisted solely of 1,000 shares of Wimbledon Common Stock, of which 100 shares of Wimbledon Common Stock were outstanding. On the date of this Agreement and immediately prior to the Distribution, all the outstanding shares of Wimbledon Common Stock are and will be owned directly by Parent free and clear of any Security Interest other than Permitted Encumbrances. Immediately following the Distribution, (i) there will be outstanding a number of shares of Wimbledon Common Stock determined in accordance with this Agreement, (ii) no shares of Wimbledon Common Stock will be held in Wimbledon’s treasury, and (iii) no bonds, debentures, notes or other indebtedness of Wimbledon or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Wimbledon Common Stock or the holders of capital stock of any of Wimbledon’s Subsidiaries may vote will be outstanding. All outstanding shares of Wimbledon Common Stock are, and all such shares that may be issued prior to the Effective Time as contemplated by this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Wimbledon Common Stock or any capital stock equivalent or other nominal interest in Wimbledon or any of its Subsidiaries which relate to Wimbledon (collectively, “Wimbledon Equity Interests”) pursuant to which Wimbledon or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Wimbledon Equity Interests. There are no outstanding obligations of Wimbledon to repurchase, redeem or otherwise acquire any outstanding securities of Wimbledon Equity Interests.
     2.05 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, (a) to Parent’s Knowledge, the Snacks Business as currently conducted by Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property right of any third party, (b) during the past two years no third party has made any written claim or demand or instituted any Action against Parent or any of its Subsidiaries, or to the Knowledge of Parent threatened the same, and neither Parent nor any of its Subsidiaries has received any written notice, that (i) challenges the rights of Parent and its Subsidiaries in respect of any of the Intellectual Property utilized in the Snacks Business or (ii) asserts that the operation of the Snacks Business is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party, and (c) none of the Intellectual Property utilized in the Snacks Business is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority. For the avoidance of doubt, the representations and warranties set forth in this Section 2.05 constitute the sole and exclusive representations and warranties with respect to the Snacks Business’ infringement, misappropriation or other violation of Intellectual Property rights of third parties.
     2.06 Litigation. There are no Actions pending against Parent or any of its Subsidiaries or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that have had or would reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE. Neither Parent nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.
     2.07 Compliance With Laws. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, the Snacks Business is being conducted in compliance with applicable Laws. None of the Permits required for the conduct of the Snacks Business as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, neither Parent nor any Subsidiary of Parent has received any written notice from any Person since July 1, 2009 alleging non-compliance with any such Permit.
          (b) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Snacks Business MAE, since July 1, 2009, there has been no recall or withdrawal by Parent or any of its Subsidiaries of any product of the Snacks Business.
     2.08 Contracts. (a) Section 2.08 of the Parent Disclosure Letter lists each Wimbledon Contract (other than Contracts entered into after the date of this Agreement in accordance with Section 4.01), in each case that is (collectively, the “Wimbledon Material Contracts”):
               (i) a Contract containing covenants binding upon Parent or its Subsidiaries that restrict the ability of Parent or any of its Subsidiaries to compete or engage in any business or geographic area;
               (ii) a Contract containing any “most favored nations”, exclusivity or similar right in favor of any party other than Parent and its Subsidiaries with respect to any material goods or services sold or provided by Parent or its Subsidiaries;
               (iii) a lease, sublease or similar Contract with any Person under which Parent or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any Wimbledon Facilities;
               (iv) a lease, sublease or similar Contract with any Person under which (A) Parent or any of its Subsidiaries is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Parent or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Parent or its Subsidiaries, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $3,000,000 in any calendar year and is not terminable by Parent or such Subsidiary by notice of not more than 60 days for a cost, individually or together with any similar Contract, of less than $3,000,000;
               (v) a license agreement under which Parent or any of its Subsidiaries is licensee or licensor of any material Intellectual Property used in the Snacks Business (other than the Wimbledon Software);
               (vi) a Contract, other than between or among members of the Parent Group, for the sale of (A) any Wimbledon Entity or (B) any Wimbledon Asset or collection of Wimbledon Assets, other than (1) Contracts for the sale of inventory (including any finished goods or work-in-process) and (2) other Contracts for sale of obsolete or unused equipment, in each case entered into in the ordinary course of business;
               (vii) a Contract for the purchase of materials, supplies, goods, services, equipment or other assets involving the payment of more than $3,000,000 and that are exclusively used in the Wimbledon Business that (A) is with any vendor from whom the Parent or any of its Subsidiaries purchased more than $3,000,000, in the aggregate, in the fiscal year ended June 30, 2010, or would reasonably be expected to provide for the purchase of more than $3,000,000 in the aggregate, in the fiscal year ended June 30, 2011 or any future 12-month period ended June 30, and (B) is not terminable at will by Parent or any of its Subsidiaries on less than 60 days notice without penalty; or a Contract with a customer involving the payment of more than $3,000,000 to such customer; or
               (viii) a Contract establishing or providing for any partnership, joint venture or material collaboration.
          (b) To the Knowledge of Parent, each Wimbledon Material Contract is in full force and effect and is enforceable by the Parent or one of its Subsidiaries in accordance with its terms, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under the Wimbledon Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Parent has made available to Acquiror a true and correct copy of each Wimbledon Material Contract not otherwise filed with the Commission and publicly available.
     2.09 Employees and Employee Benefits. (a) Parent has provided or made available to Acquiror copies or summaries of certain material Compensation And Benefit Plans. Parent will provide or make available to Acquiror copies of all material Compensation And Benefit Plans within 30 calendar days following the date of this Agreement. For purposes of this Agreement, “Compensation And Benefit Plans” means (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (ii) all employment agreements, (iii) all medical, dental, disability, health and life insurance plans, sickness benefit plans, and (iv) all other employee benefit and fringe benefit plans, policies, arrangements or agreements, in the case of each of (i) through (iv), either (1) maintained or contributed to by Parent or any of its Subsidiaries for the benefit of any of the employees or consultants of the Snacks Business or any of their beneficiaries as of the date of this Agreement or (2) pursuant to which Acquiror or any of its Subsidiaries may have any Liability for any Continuing Employees subsequent to the Closing in respect of periods prior to the Closing (which clause (2) is limited solely to Snacks Business Pension Plans with respect to Continuing Employees).

          (b) Since June 30, 2008 through the date of this Agreement, (i) there has not been any labor strike, work stoppage or lockout with respect to the Snacks Business, (ii) neither Parent nor Wimbledon has received written notice of any unfair labor practice charges against the Snacks Business that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority, and (iii) neither Parent nor Wimbledon has received written notice of any suits, actions or other proceedings in connection with the Snacks Business that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights Laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.
          (c) Neither Parent nor any of its ERISA Affiliates, or any of their respective predecessors, contributes to, has ever contributed to, has ever been required to contribute to, or otherwise participates in or participated in, or in any way, directly or indirectly, has any material Liability with respect to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, (ii) any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, or (iii) any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, in each case that could result in any material Liability to Acquiror.
          (d) No US Continuing Employee is covered by a collective bargaining agreement. Within 30 calendar days following the date of this Agreement, Parent will (i) provide Acquiror with Section 2.09(d) of the Parent Disclosure Letter (which Section 2.09(d) will identify each collective bargaining agreement or other material Contract with any labor organization, union or works council that applies, in any case, to any In-Scope Employees, New Hire Employees or Double-Choice Employees) and (ii) provide or make available to Acquiror a copy of each item set forth in Section 2.09(d) of the Parent Disclosure Letter.
     2.10 Financial Statements; Absence of Changes. (a) Attached as Section 2.10(a) of the Parent Disclosure Letter are copies of the unaudited combined financial statements of the Snacks Business, including the combined balance sheets of the Snacks Business as of June 30, 2009 and June 30, 2010, and the combined statements of income, equity and cash flows of the Snacks Business for the fiscal years ended June 30, 2008, June 30, 2009 and June 30, 2010 (collectively, the “Historical Financial Statements”).
          (b) The Historical Financial Statements were derived from the books and records of the Parent and its Subsidiaries and were prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented, and present fairly in all material respects the financial position and results of operations of the Snacks Business as at the dates and for the periods presented on the basis by which the Historical Financial Statements were prepared. The Historical Financial Statements were prepared using the last-in-first-out inventory method, the Audited Financial Statements will be prepared using the first-in-first-out inventory method and the after-tax effect of this change on the combined net income of the Snacks Business for the year ended June 30, 2010 will not exceed $2.0 million.
          (c) Attached as Section 2.10(c) of the Parent Disclosure Letter are unaudited internal reports relating to the Snacks Business prepared pursuant to Parent’s internal management reporting procedures for the six-month period ending December 31, 2010 (the “Unaudited Financial Information”). To the Knowledge of Parent, the Unaudited Financial Information was prepared in the ordinary course of Parent’s business and presents fairly in all material respects the net outside sales, gross profit and pre-tax and after-tax operating profit of the Snacks Business for the period ending December 31, 2010.
          (d) Except as and to the extent set forth on the Historical Financial Statements or the Unaudited Financial Information, neither Parent nor any of its Subsidiaries have any Liabilities that would be required to be reflected on a consolidated combined balance sheet of the Snacks Business or in the notes thereto prepared in accordance with GAAP, except for Liabilities incurred since December 31, 2010 in the ordinary course of business or that have not caused, individually or in the aggregate, a Snacks Business MAE.
          (e) As of the Closing, Wimbledon will not have any indebtedness for borrowed money owing to a third party other than pursuant to the Wimbledon Credit Documents and no intercompany indebtedness of Wimbledon will be assumed by the Acquiror.
          (f) Since December 31, 2010, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.
          (g) The Audited Financial Statements, when delivered, will not differ in any material respect from the Historical Financial Statements, other than with respect to the change in inventory method and consequences thereof identified in the last sentence of Section 2.10(b).
     2.11 Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, (a) no Security Interests for Taxes exist and no outstanding material claims for Taxes have been asserted in writing with respect to the Snacks Business, the Wimbledon Assets or the Wimbledon Liabilities, (b) Parent and its Subsidiaries have paid or withheld all Taxes, including withholding Taxes, required to be paid or withheld by them with respect to the Snacks Business, the Wimbledon Assets and the Wimbledon Liabilities, (c) neither Wimbledon nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Distribution or a transaction effected in connection therewith) that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement, and (d) neither Parent nor Wimbledon has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented, or would reasonably be expected to prevent, the Intended Tax-Free Treatment.
     2.12 Broker’s or Finder’s Fee. Except as provided in Section 7.02, neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Wimbledon or Acquiror could become liable or obligated.
     2.13 Title to Properties; Security Interests. Except as has not had, and would not reasonably likely to have, individually or in the aggregate, a Snacks Business MAE, Parent and its Subsidiaries have good and valid title to, or valid leasehold interests in or valid right to use, all Wimbledon Assets, in each case as such property is currently being used, subject to no Security Interests, except for Permitted Encumbrances.
     2.14 The Wimbledon Assets. The Wimbledon Assets include:
          (a) the fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tangible tools, prototypes and models, other tangible personal property and other Assets (other than Assets for which provision for access thereto is made in the TSA) that, in the aggregate, are sufficient for the Wimbledon Group to continue after the Business Transfer Time to manufacture and package the products of the Snacks Business in all material respects as such products are currently being manufactured and packaged (excluding the ability to manufacture the packaging materials themselves) by the Snacks Business in substantially the same quantities and to such specifications as currently manufactured by the Snacks Business in all material respects;
          (b) assuming that any required Consents have been obtained, the Wimbledon Assets will include Permits that, in the aggregate, are sufficient to manufacture the types of products of the Snacks Business in all material respects as such products are currently being manufactured by the Snacks Business; and
          (c) the Wimbledon Assets and any items made available to the Wimbledon Business through the TSA, include Intellectual Property sufficient to manufacture and sell the types of products of the Snacks Business in all material respects as such products are currently being manufactured and sold. For purposes of this Section 2.14, “sell” or “sold” will have the meanings given to such terms under applicable Law related to Intellectual Property.
     2.15 Information To Be Supplied. The information supplied or to be supplied by Parent for inclusion in the Acquiror Filings to be filed with the Commission will not, on the date of its filing or, in the case of the Acquiror Form S-4 or the Wimbledon Form S-1/S-4, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     2.16 Real Property. (a) Section 2.16 of the Parent Disclosure Letter sets forth a true and complete list of (i) all real property and interests in real property owned in fee by Parent or any of its Subsidiaries that is exclusively used in connection with the Snacks Business (together with the Mechelen Facility, the “Owned Real Property”), (ii) any real property leases or subleases to which the Parent or any of its Subsidiaries is a lessee and with respect to which all of the real property leased or subleased thereunder is exclusively used in connection with the Snacks Business and is material to the Snacks Business (the “Real Property Leases,” and such real property, the “Leased Real Property”), and (iii) any other real property that is owned in fee or leased by Parent or any of its Affiliates and that is utilized by Parent or any of its Affiliates to manufacture, distribute or sell the products of the Snacks Business and that is material to the Snacks Business (“Shared Operational Real Property”). For the avoidance of doubt, “Shared Operational Real Property” will not be deemed to include any real properties utilized by Parent’s “Global Business Services” unit to provide support to the Snacks Business.
          (b) True and complete copies of all Real Property Leases have been made available to Acquiror. Each Real Property Lease is a valid and binding agreement of Parent or its Subsidiary that is a party thereto and, to the Knowledge of Parent, is in full force and effect and enforceable by Parent or such Subsidiary in accordance with its terms, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under the Real Property Leases to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.
          (c) Parent or a Subsidiary of Parent has on the date hereof, and Wimbledon or a Subsidiary of Wimbledon will have at the Closing Date, fee title to all Owned Real Property, subject to no Security Interests except for Permitted Encumbrances.
     2.17 Environmental Matters. Notwithstanding any other representation or warranty contained in this Article II, the representations and warranties contained in this Section 2.17 constitute the sole and exclusive representations and warranties of Parent relating to compliance with or Liability under any Environmental Law, Releases of Hazardous Materials and any other environmental matters. Except as disclosed in any environmental reports and documents made available to Purchaser prior to the date of this Agreement or as would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, to Parent’s Knowledge:
          (a) as it relates to the Snacks Business (including the Owned Real Property, Leased Real Property and Shared Operational Property (collectively, the

“Real Property”)), Parent and its Subsidiaries are in compliance with all Environmental Laws and any Permits required pursuant to Environmental Law;
          (b) neither Parent nor any of its Subsidiaries has received any pending Environmental Claim or written notice of any threatened Environmental Claim regarding either the Snacks Business or any Real Property;
          (c) neither Parent nor any of its Subsidiaries has entered into or is subject to any outstanding Order under any Environmental Law regarding either the Snacks Business or any Real Property; and
          (d) neither Parent nor any of its Subsidiaries has Released any Hazardous Materials at any Real Property in a manner that requires remediation under any Environmental Laws.
     2.18 No Other Representations or Warranties. Except for the representations and warranties of Parent expressly set forth in this Agreement and the Other Transaction Agreements, neither the Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries (including Wimbledon) with respect to Wimbledon, its Subsidiaries, the Snacks Business or the transactions contemplated by this Agreement and the Other Transaction Agreements. The representations and warranties made in this Agreement and the Other Transaction Agreements with respect to Wimbledon, its Subsidiaries, the Snacks Business and the transactions contemplated by this Agreement and the Other Transaction Agreements are in lieu of all other representations and warranties Parent and its Subsidiaries might have given Acquiror, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Acquiror acknowledges that all other warranties that Parent and its Subsidiaries or anyone purporting to represent Parent and its Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Wimbledon, its Subsidiaries, the Snacks Business, are hereby expressly excluded. Acquiror acknowledges that, except as provided herein or the Other Transaction Agreements, neither Parent nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Acquiror or any other Person acting on its behalf resulting from the distribution in written or oral communication to Acquiror, or use by Acquiror of, any information, documents, projections, forecasts or other material made available to Acquiror, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Other Transaction Agreements.
III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR
     Acquiror hereby represents and warrants to Parent that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 7.13) of the Acquiror Disclosure Letter or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by Acquiror and publicly available (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):
     3.01 Due Organization, Good Standing And Corporate Power. (a) Acquiror and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation (except as would not have an Acquiror MAE), and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
          (b) Acquiror and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.
     3.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and the Other Transaction Agreements by Acquiror and Merger Sub, and the consummation by Acquiror and Merger Sub of the Transactions, have been duly authorized and approved by their respective board of directors or board of managers (and this Agreement has been adopted by Acquiror as the sole member of Merger Sub), and, except for the Acquiror Stockholder Approval, no other corporate, limited liability company or stockholder action on the part of Acquiror or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions. This Agreement and the Separation Agreement have been, and the Other Transaction Agreements, when executed, will be, duly executed and delivered by Acquiror and Merger Sub and to the extent that it is a party thereto each is (or when executed will be) a valid and binding obligation of Acquiror and Merger Sub, as applicable, enforceable against Acquiror and Merger Sub, as applicable, in accordance with their terms, subject to the Enforceability Exception.
     3.03 Consents And Approvals; No Violations. Assuming (a) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the consents from Governmental Authorities set forth on Section 2.03(b) of the Parent Disclosure Letter have been obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met, (d) the requirements under any applicable state securities or blue sky Laws are met, (e) the requirements of the NASDAQ in respect of the listing of the shares of Acquiror Common Stock to be issued hereunder are met, (f) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, and (g) the Acquiror Stockholder Approval is obtained, the execution and delivery of this Agreement and the Other Transaction Agreements by Acquiror and Merger Sub, as applicable, and the consummation by Acquiror and Merger Sub of the Transactions do not and will not: (i) violate or conflict with any provision of their respective certificates of incorporation or bylaws (or the comparable governing documents); (ii) violate or conflict with any Law or

Order of any Governmental Authority applicable to Acquiror or Merger Sub or by which any of their respective properties or assets may be bound; (iii) require any Governmental Approval; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of Acquiror or its Subsidiaries or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Acquiror Material Contract, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests that would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.
     3.04 Broker’s Or Finder’s Fee. Neither Acquiror nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Parent or any of its Subsidiaries could become liable or obligated.
     3.05 Capitalization. (a) The authorized capital stock of Acquiror consists of 100,000,000 shares of common stock, par value $0.001 per share (the “Acquiror Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 500,000 shares have been designated as “Series A Junior Participating Preferred Stock” (hereinafter referred to as “Acquiror Series A Preferred Stock”). As of the close of business on the last full Business Day that precedes the date of this Agreement (the “Measurement Date”), there were 22,016,945 shares of Acquiror Common Stock issued and outstanding (including shares of restricted Acquiror Common Stock), and 1,693,829 shares were reserved for issuance upon the exercise of outstanding options (the “Acquiror Options”) for Acquiror Common Stock and, between such date and the date hereof, Acquiror has not issued shares of Acquiror Common Stock other than pursuant to the exercise of such options to purchase shares of Acquiror Common Stock. All issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. One right to purchase one-hundredth of a share of Acquiror Series A Preferred Stock (each, an “Acquiror Right”), issued pursuant to the Rights Agreement dated as of April 29, 2005, between Acquiror and Equiserve Trust Company, N.A., a New York company (the “Acquiror Rights Agreement”), is associated with and will be attached to each share of Acquiror Common Stock issued as Merger Consideration. As of the date of this Agreement, and except for shares of Acquiror Common Stock issuable as of the Measurement Date pursuant to the Acquiror Rights Agreement and the Acquiror Options, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Acquiror Common Stock or any capital stock equivalent (including shares of restricted Acquiror Common Stock ) or other nominal interest in Acquiror or any of its Subsidiaries which relate to Acquiror (collectively, “Acquiror Equity Interests”) pursuant to which Acquiror or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Acquiror Equity Interests. There are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any outstanding securities of Acquiror Equity Interests.
          (b) The authorized capital stock of Merger Sub consists of one unit (“Merger Sub Unit”). As of the date hereof, there was one unit of Merger Sub Units issued and outstanding, which is owned by Acquiror.
          (c) As of the Closing Date, the total number of shares of Acquiror Common Stock on a Fully Diluted Basis will be no greater than 24,710,774.
     3.06 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, (a) to Acquiror’s Knowledge, the business of Acquiror and its Subsidiaries as currently conducted by Acquiror and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property right of any third party, (b) during the past two years no third party has made any written claim or demand or instituted any Action against Acquiror or any of its Subsidiaries, or to the Knowledge of Acquiror threatened the same, and neither Acquiror nor any of its Subsidiaries has received any written notice, that (i) challenges the rights of Acquiror or its Subsidiaries in respect of any of the Intellectual Property utilized by them or (ii) asserts that Acquiror or any of its Subsidiaries is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party, and (c) none of the Intellectual Property utilized by Acquiror is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority.
     3.07 Litigation. There are no Actions pending against Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that have had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Neither Acquiror nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.
     3.08 Compliance With Laws. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, (i) Acquiror and its Subsidiaries are conducting their business in compliance with applicable Laws and (ii) at the Closing, Acquiror and its Subsidiaries will collectively hold, to the extent legally required, all Permits that are required for the operation of their business, and there will not have occurred any default under any such Permit. None of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror

MAE, Acquiror has not received any written notice from any Person since July 1, 2009 alleging non-compliance with any such Permit.
          (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, since July 1, 2009, there has been no recall or withdrawal by Acquiror of any of its products.
     3.09 Contracts. (a) Section 3.09 of the Acquiror Disclosure Letter lists each Contract to which Acquiror or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (other than Contracts entered into after the date of this Agreement in accordance with Section 4.06), in each case that is (collectively, the “Acquiror Material Contracts”):
               (i) a Contract containing covenants binding upon Acquiror or its Subsidiaries that restrict the ability of Acquiror or any of its Subsidiaries to compete or engage in any business or geographic area;
               (ii) a Contract containing any “most favored nations”, exclusivity or similar right in favor of any party other than Acquiror and its Subsidiaries with respect to any material goods or services sold or provided by Acquiror or its Subsidiaries;
               (iii) a lease, sublease or similar Contract with any Person under which Acquiror or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any real property;
               (iv) a lease, sublease or similar Contract with any Person under which (A) Acquiror or any of its Subsidiaries is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Acquiror or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Acquiror or its Subsidiaries, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $2,000,000 in any calendar year and is not terminable by Acquiror or such Subsidiary by notice of not more than 60 days for a cost, individually or together with any similar Contract, of less than $2,000,000;
               (v) a license agreement under which Acquiror or any of its Subsidiaries is licensee or licensor of any material Intellectual Property used in Acquiror’s business;
               (vi) a Contract (A) for the sale of any Subsidiary, (B) any asset or collection of assets for a consideration in excess of $2,000,000 or that has a fair market value in excess of $2,000,000, other than (1) Contracts for the sale of inventories (including any finished goods or work-in-process) and (2) Contracts for the sale of obsolete or unused equipment, in each case entered into in the ordinary course of business, or (C) with a customer involving the payment of more than $2,000,000 to such customer;

               (vii) a Contract for the purchase of materials, supplies, goods, services, equipment or other assets that (A) is with any vendor from whom the Acquiror or its Subsidiaries purchased more than $2,000,000, in the aggregate, in the Acquiror’s current fiscal year, or would reasonably be expect to provide for the purchase of more than $2,000,000 in the aggregate in any other fiscal year, and (B) is not terminable at will by Acquiror or any of its Subsidiaries on less than 60 days notice without penalty;
               (viii) a Contract establishing or providing for any partnership, joint venture or material collaboration; or
               (ix) a Contract that constitutes a “Material Contract” of Acquiror as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the Commission.
          (b) To the Knowledge of Acquiror, each Acquiror Material Contract is in full force and effect and is enforceable by the Acquiror or one of its Subsidiaries in accordance with its terms, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, each of Acquiror and its Subsidiaries has performed all obligations required to be performed by it to date under the Acquiror Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Acquiror has made available to Parent a true and correct copy of each Acquiror Material Contract not otherwise filed with the Commission and publicly available.
     3.10 Employees And Employee Benefits. (a) Acquiror will provide or make available to Parent copies of all material Acquiror Compensation And Benefit Plans within 30 calendar days following the date of this Agreement. For purposes of this Agreement, “Acquiror Compensation And Benefit Plans” means (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (ii) all employment agreements, (iii) all medical, dental, disability, health and life insurance plans, sickness benefit plans, and (iv) all other employee benefit and fringe benefit plans, policies, arrangements or agreements, in the case of each of (i) through (iv), either (1) maintained or contributed to by Acquiror or any of its Subsidiaries for the benefit of any of their employees or consultants or any of their beneficiaries as of the date of this Agreement or (2) pursuant to which Acquiror or any of its Subsidiaries may have any Liability.
          (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, each Acquiror Compensation And Benefit Plan has been and is being administered in accordance with the terms thereof and all applicable Law. Each Acquiror Compensation And Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Acquiror, there are no circumstances which are reasonably likely to result in the revocation or denial of any such favorable determination letter.
          (c) Neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any current or former director, executive officer or group of employees of Acquiror or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former director, executive officer or group of employees, or result in the acceleration or the time of payment, vesting or funding of any such benefit or compensation, or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code. No Acquiror Compensation And Benefit Plan provides for a “gross up” or similar payments in respect of any taxes that may become payable under Section 4999 or Section 409A of the Code.
          (d) No Acquiror Compensation And Benefit Plan provides for life, medical or dental benefits to retired employees, other than as required under Section 4980B of the Code or other applicable Law.
          (e) Since June 30, 2008 through the date of this Agreement, (i) there has not been any labor strike, work stoppage or lockout with respect to the business of Acquiror and its Subsidiaries, (ii) neither Acquiror nor Merger Sub has received written notice of any unfair labor practice charges against Acquiror or any of its Subsidiaries that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority, and (iii) neither Acquiror nor Merger Sub has received written notice of any suits, actions or other proceedings in connection with the business of Acquiror or any of its Subsidiaries that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights Laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.
          (f) Neither Acquiror nor any of its ERISA Affiliates, or any of their respective predecessors, contributes to, has ever contributed to, has ever been required to contribute to, or otherwise participates in or participated in, or in any way, directly or indirectly, has any Liability with respect to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, (ii) any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, or (iii) any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither Acquiror nor any of its ERISA Affiliates have incurred any Liability under Title IV of ERISA that has not been satisfied in full, and there is no risk that Acquiror or any of its ERISA Affiliates will incur any Liability under Title IV of ERISA.
     3.11 Acquiror SEC Filings; Financial Statements; Absence of Changes. (a) Acquiror has timely filed, and will after the date of this Agreement timely file, all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since July 31, 2010 (collectively, including all Commission filings filed after the date of this Agreement and prior to the Closing, the “Acquiror SEC Filings”). The Acquiror SEC Filings (i) were prepared or will after the date of this Agreement be prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not when filed after the date of this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Acquiror is subject to the periodic reporting requirements of the Exchange Act.
          (b) Each of the consolidated financial statements of Acquiror (including, in each case, any notes thereto) contained in the Acquiror SEC Filings was prepared in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and the absence of footnote disclosures and normal and recurring adjustments, which are not material, individually or in the aggregate), and each presented fairly in all material respects the consolidated financial position and results of operations of Acquiror and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments, which are not material, individually or in the aggregate).
          (c) Except as and to the extent set forth on the consolidated balance sheet of Acquiror as of the end of the fiscal quarter ended on January 31, 2011, including the notes thereto, neither Acquiror nor any of its Subsidiaries have any Liabilities that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for Liabilities incurred since January 31, 2011, in the ordinary course of business or that have not caused, individually or in the aggregate, an Acquiror MAE.
          (d) Since January 31, 2011, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.
     3.12 Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, (a) none of the assets of Acquiror or any of its Subsidiaries is subject to any Security Interest for Taxes and no outstanding claims for Taxes have been asserted in writing with respect to Acquiror or any of its Subsidiaries, (b) Acquiror and its Subsidiaries have paid or withheld all Taxes, including withholding Taxes, required to be paid or withheld by them, (c) neither Acquiror nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement, and (d) neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented, or would reasonably be expected to prevent, the Intended Tax-Free Treatment.
     3.13 Title to Properties; Security Interests. Except as has not had, and would not reasonably likely to have, individually or in the aggregate, an Acquiror MAE, Acquiror and its Subsidiaries have good and valid title to, or valid leasehold interests in or valid right to use, all of their assets, in each case as such property is currently being used, subject to no Security Interests, except for Permitted Encumbrances.
     3.14 Information To Be Supplied. The information supplied or to be supplied by Acquiror for inclusion in the Acquiror Filings to be filed with the Commission will not, on the date of its filing or, in the case of the Acquiror Form S-4 or the Wimbledon Form S-1/S-4, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     3.15 Voting Requirements; Approval; Board Approval. (a) The only votes of any class or series of Acquiror’s capital stock necessary to approve this Agreement, the Other Transaction Agreements and the Transactions are the affirmative vote by the holders of a majority of the shares present or represented by proxy at a meeting of Acquiror’s stockholders at which a quorum is present (the “Acquiror Stockholder Approval”).
          (b) The board of directors of Acquiror has, at a meeting duly called and held, by unanimous vote, (i) approved this Agreement, the Other Transaction Agreements, and the Transactions and (ii) resolved to recommend that the Acquiror Stockholders approve the Acquiror Stock Issuance.
     3.16 Acquiror Rights Agreement. None of the execution and delivery of this Agreement, the Other Transaction Agreements and the consummation of the Transactions, will cause (i) the Acquiror Rights to become exercisable under the Acquiror Rights Agreement, (ii) Parent or any of its Subsidiaries or, based on publicly available information, shareholders to be deemed an “Acquiring Person” (as defined in the Acquiror Rights Agreement), (iii) any triggering event as set forth in the Acquiror Rights Agreement, or (iv) the “Shares Acquisition Date” or the “Distribution Date” (each as defined in the Acquiror Rights Agreement) to occur upon any such event. A true and complete copy of the Acquiror Rights Agreement, as amended to date, is filed with the

Commission as an exhibit to Acquiror’s most-recently filed Form 10-K available on the Commission’s website.
     3.17 Fairness Opinion. Acquiror has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of April 4, 2011, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Acquiror.
     3.18 Contemplated Acquiror Financing. Attached hereto as Exhibit C is a true and complete fully executed copy of the Acquiror Commitment Letter relating to the credit facility that Acquiror contemplates entering into in connection with the Transactions. As of the date of this Agreement, Acquiror does not have any reason to believe that any of the conditions to the refinancing of Acquiror’s existing bank facility therein contemplated (the “Acquiror Financing”) will not be satisfied or that (provided conditions therein are satisfied) any financing to be provided in connection therewith will not be made available to Acquiror at the Closing.
     3.19 Real Property. (a) Section 3.19 of the Acquiror Disclosure Letter sets forth a true and complete list of (i) all material real property and interests in real property owned in fee by Acquiror or any of its Subsidiaries (the “Acquiror Owned Real Property”) and (ii) any material real property leases or subleases to which the Acquiror or any of its Subsidiaries is a lessee (the “Acquiror Real Property Leases”).
          (b) Each Acquiror Real Property Lease is a valid and binding agreement of Acquiror or its Subsidiary that is a party thereto and, to the Knowledge of Acquiror, is in full force and effect and enforceable by Parent or such Subsidiary in accordance with its terms, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, each of Acquiror and its Subsidiaries has performed all obligations required to be performed by it to date under the Real Property Leases to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.
          (c) Acquiror or a Subsidiary of Acquiror has fee title to all Acquiror Owned Real Property, subject to no Security Interests except for Permitted Encumbrances.
     3.20 Environmental Matters. Notwithstanding any other representation or warranty contained in this Article III, the representations and warranties contained in this Section 3.20 constitute the sole and exclusive representations and warranties of Acquiror relating to compliance with or Liability under any Environmental Law, Releases of Hazardous Materials and any other environmental matters. Except as disclosed in any environmental reports and documents made available to Parent prior to the date of this Agreement or as would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, to Acquiror’s Knowledge:
          (a) Acquiror and its Subsidiaries are in compliance with all Environmental Laws and any Permits required pursuant to Environmental Law;

          (b) neither Acquiror nor any of its Subsidiaries has received any pending Environmental Claim or written notice of any threatened Environmental Claim;
          (c) neither Acquiror nor any of its Subsidiaries has entered into or is subject to any outstanding Order under any Environmental Law; and
          (d) neither Acquiror nor any of its Subsidiaries has Released any Hazardous Materials at any Owned Real Property or Leased Real Property in a manner that requires remediation under any Environmental Laws.
     3.21 No Other Representations or Warranties. Except for the representations and warranties of Acquiror expressly set forth in this Agreement and the Other Transaction Agreements, neither the Acquiror nor any other Person makes any other express or implied representation or warranty on behalf of Acquiror or any of its Subsidiaries with respect to the Acquiror or the transactions contemplated by this Agreement and the Other Transaction Agreements. The representations and warranties made in this Agreement and the Other Transaction Agreements with respect to the Acquiror and the transactions contemplated by this Agreement and the Other Transaction Agreements are in lieu of all other representations and warranties Acquiror and its Subsidiaries might have given Parent, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Parent acknowledges that all other warranties that Acquiror and its Subsidiaries or anyone purporting to represent Acquiror and its Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Acquiror, are hereby expressly excluded. Parent acknowledges that, except as provided herein or in the Other Transaction Agreements, neither Acquiror nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Parent or any other Person acting on its behalf resulting from the distribution in written or oral communication to Parent, or use by Parent of, any information, documents, projections, forecasts or other material made available to Parent, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Other Transaction Agreements.
IV. COVENANTS
     4.01 Conduct Of Snacks Business Pending The Closing. (a) Except as contemplated by this Agreement or any Other Transaction Agreement and except as set forth in Section 4.01 of the Parent Disclosure Letter, between the date of this Agreement and the Closing, Parent and each of its Subsidiaries will conduct the Snacks Business in all material respects only according to the ordinary and usual course of business consistent in all material respects with past practice (except to the extent expressly provided otherwise in this Agreement or any Other Transaction Agreement or as consented to in writing by Acquiror). Notwithstanding the preceding sentence, between the date of this Agreement and the Closing, Parent may take such actions as it determines in good faith are commercially reasonable to respond to events resulting, in whole or in part, from the announcement of this Agreement and to preserve the Snacks

Business and existing employee, customer and supplier relationships (including replacing any key employees of the Snacks Business who cease to be employed by Parent and its Subsidiaries). For purposes of the foregoing sentence, a determination as to whether a particular employee is a “key” employee will be made by Parent in good faith and Parent will be permitted to use a non-Wimbledon Employee (a “Temporary Employee”) to replace such identified key employee for purposes of satisfying its obligations under this Section 4.01. For the avoidance of doubt, a Temporary Employee will not be deemed to be a Wimbledon Employee unless mutually agreed to by Parent and Acquiror.
          (b) Between the date of this Agreement and the Effective Time, neither Parent nor any of its Subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or (ii) cause (x) gain or loss to be recognized by the Parent shareholders in connection with the Distribution or (y) gain or loss to be recognized by Parent in connection with the Distribution (other than with respect to a portion of the Recapitalization Amount). For the avoidance of doubt, this Section 4.01(b) will not be deemed to require Parent to obtain a private letter ruling from the Internal Revenue Service in respect of the Tax treatment to be accorded to the Transactions, and the parties acknowledge that no such private letter ruling is contemplated to be obtained in connection herewith.
          (c) Without limiting the generality of Section 4.01(a) or Section 4.01(b) and except as otherwise provided in this Agreement, required by Law or set forth on Section 4.01 of the Parent Disclosure Letter, Parent will not, without the prior written consent of Acquiror (which consent in the case of clauses (iv), (v) or (vi) below and in the case of clause (vii) insofar as it relates to clauses (iv), (v) or (vi) will not be unreasonably withheld, conditioned or delayed), nor will it permit any of its Subsidiaries to:
               (i) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any Assets that are (or would otherwise be) Wimbledon Assets (other than inventory) pursuant to the Separation Agreement other than in the ordinary course of business and consistent in all material respects with past practice, including any Contract for the sale of obsolete or unused equipment.
               (ii) (A) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets that would be Wimbledon Assets, other than in the ordinary course of business in a manner consistent in all material respects with past practice or (B) other than Liabilities that would not be included in the Wimbledon Liabilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money;

               (iii) issue or authorize the issuance of any shares of Wimbledon Common Stock or any Wimbledon Equity Interests, except as expressly provided in this Agreement and the Other Transaction Agreements;
               (iv) in the case of each of the following to the extent it relates solely to the Snacks Business, (A) make a material change in its accounting or Tax reporting or accounting principles, methods or policies, except as required by a change in GAAP, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, (C) settle or compromise any material Tax claim or Liability, or enter into any material Tax closing agreements, or (D) amend any Tax Return if, with respect to (B), (C) and (D), any such action would increase the Wimbledon Entities’ Tax obligations following the Closing;
               (v) adopt or amend any Compensation And Benefit Plans or increase the salaries, wage rates, target bonus opportunities or equity based compensation of Wimbledon Employees, in each case except (A) in the ordinary course of business consistent with past practice as applicable generally to Parent Group employees in the relevant jurisdictions, (B) in connection with the adoption or amendment of Compensation And Benefit Plans (or other practices) that are applicable generally to Parent Group employees in the relevant jurisdictions, or (C) as required (1) to comply with applicable Law, (2) by the terms of any Compensation And Benefit Plan in effect on the date hereof or (3) by the terms of any agreement of Parent or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement;
               (vi) amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Wimbledon Material Contracts (excluding for this purpose Other Wimbledon Material Contracts) or enter into any Contract that if in effect on the date hereof would be a Wimbledon Material Contract (excluding for this purpose Other Wimbledon Material Contracts); or
               (vii) agree, in writing or otherwise, to take any of the foregoing actions.
     4.02 Efforts To Close; Antitrust Clearance. (a) In addition to the actions specifically provided for elsewhere in this Agreement or in any Other Transaction Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their reasonable best efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Other Transaction Agreements as promptly as practicable; provided, however, that (i) the level of efforts required to be utilized in connection with the Wimbledon Transfer will be as set forth in the Separation Agreement, (ii) Parent will not be required to make any payments, incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent, (iii) Parent will not be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing any Assets, licenses, operations, rights, products lines, business or interests therein of Parent or any of its Affiliates or agree to make any material changes or restriction on, or other impairment of Parent’s or Affiliates’ ability to own, operate or exercise rights in respect of, such sets, licenses, operations, rights, products lines, business or interests therein, (iv) Acquiror will not be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing any Assets, licenses, operations, rights, products lines, business or interests therein of Parent or any of its Affiliates or Acquiror or any of its Affiliates or agree to make any material changes or restriction on, or other impairment of Acquiror’s or its Affiliates’ (including after the Closing, any member of the Wimbledon Group) ability to own, operate or exercise rights in respect of, such sets, licenses, operations, rights, products lines, business or interests therein where the effect of such sale, divestiture, license, transfer, disposition, encumbrance, hold separate arrangement or other restriction would be materially adverse to the business, financial condition or results of operations of Acquiror and its Affiliates (including after the Closing, the Wimbledon Group), taken as a whole, and (v) for the avoidance of doubt, this Section 4.02 will not be deemed to limit in any respect Parent’s exercise of discretion under Section 1.03 or Section 1.04.
          (b) Parent and Acquiror will comply fully with all applicable notification, reporting and other requirements. Parent and Acquiror, within 30 Business Days after the date of this Agreement, will file the required notifications with the appropriate Governmental Authorities pursuant to and in compliance with the HSR Act and make other filings under Antitrust Laws in accordance with Schedule 4.02(b). Parent and Acquiror will as soon as practicable file any additional information reasonably requested by any Governmental Authority.
          (c) Subject to the limitations set forth in Section 4.02(a) and 4.02(d), Parent and Acquiror will each use its reasonable best efforts to obtain, as soon as practicable, the Governmental Approvals that may be or become necessary for the performance of its obligations under this Agreement, the Other Transaction Agreements and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such Governmental Approvals.
          (d) In furtherance and not in limitation of the covenants contained in Section 4.02(c), Acquiror will offer to take (and if such offer is accepted, commit to take) all necessary steps to eliminate impediments under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby and to prevent the entry of any Order sought by any Governmental Authority or private Person under any Antitrust Law that would result in the failure of any condition to the obligations of the Parties to consummate the Transactions to be satisfied; provided, however, that Acquiror will be permitted to take such actions as it may deem desirable to avoid the entry of, or to have vacated or terminated, any order under any Antitrust Law that would restrain or prevent the Closing, including defending through litigation any claim asserted in any court or proceeding by any Person. If Acquiror is not able to avoid the entry of any order under any Antitrust Law that would restrain or prevent the Closing from occurring prior to the End Date, then Acquiror will propose, negotiate, cooperate with Parent, and effect (or permit Parent to effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Snacks Business (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of the Snacks Business) as may be required in order to avoid the entry of, or to effect the dissolution of, any Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby prior to the End Date; provided, however, that Acquiror will not be required to offer or agree to sell, divest, dispose of or take such other action where the effect of such sale, divestiture, disposition or other action would be materially adverse to the business, financial condition or results of operations of Acquiror and its Affiliates (including after the Closing, the Wimbledon Group), taken as a whole.
     4.03 Public Announcements. Parent and Acquiror agree that the press release announcing the execution and delivery of this Agreement and the Transactions will be in the form attached as Exhibit D and the investor presentation to be utilized by Acquiror with respect to the Transactions (together with such press release, the “Transaction Announcements”) will be in the form attached as Exhibit D. The Parties further agree that the Acquiror investor presentation to be made in connection with the announcement of the Transactions will be in substantially the form included in Exhibit D and that both the initial press release and the investor presentation concerning the Transactions will be filed by Acquiror as exhibits to a Form 8-K filing promptly after the execution of this Agreement. From the date hereof through the Closing, and without limiting the effect of Section 4.13, neither Parent nor Acquiror will publish any press releases, or publish any other public statements (including to securities analysts) that contradicts any Transaction Announcement with respect to this Agreement, the Other Transaction Agreements and the Transactions (or the portion thereof relating to this Agreement, the Other Transaction Agreements and the Transactions) without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed, except as such Party determines in good faith may be required by Law in connection with actions taken pursuant to Section 4.10 hereof or by obligations pursuant to any listing agreement with any national securities exchange. Except as Parent determines in good faith to be required by Law, in the event Parent elects to pursue the Exchange Offer, Parent will not publish any press release or publish any other public statement announcing the terms of the Exchange Offer prior to the commencement of the Exchange Offer.
     4.04 Notification of Certain Matters. (a) Each of Parent and Acquiror will give prompt written notice to the other of (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions, (ii) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the Transactions, and (iii) any change that is reasonably expected to have, individually or in the aggregate, a Snacks Business MAE or reasonably expected to have, individually or in the aggregate, an Acquiror MAE, as the case may be.
          (b) Prior to the Closing, Parent may deliver to Acquiror supplements or updates to the sections of the Parent Disclosure Letter and the Schedules attached to the forms of TSA and Facilities Agreement which this Agreement, the Separation Agreement or the Parent Disclosure Letter, as applicable, explicitly provides may be supplemented or updated; provided, however, that no such supplement or update will be considered for purposes of determining whether the condition set forth in Section 5.02(c) has been satisfied.
     4.05 Financial Statements. (a) As soon as reasonably practicable after the date of this Agreement, and using reasonable best efforts to do so, Parent will provide Acquiror with (i) the audited combined financial statements of the Snacks Business, including the combined balance sheets of the Snacks Business as of June 30, 2009 and June 30, 2010, and the combined statements of income, equity and cash flows of the Snacks Business for the fiscal years ended June 30, 2008, June 30, 2009 and June 30, 2010 (collectively, the “Audited Financial Statements”), (ii) the unaudited combined statements of income, equity and cash flows of the Snacks Business for the six-month periods ended December 31, 2010 and December 31, 2009, and (iii) the unaudited combined balance sheet of the Snacks Business as of December 31, 2010, in each case together with the notes thereto, prepared in all material respects in accordance with GAAP and the rules and regulations of the Commission and which present fairly in all material respects the combined financial position and combined results of operations of the Snacks Business as of and for the periods shown therein.
          (b) Parent will prepare and furnish to Acquiror copies of combined financial statements of the Snacks Business as of and for the periods ending March 31, 2011, June 30, 2011 and any subsequent fiscal periods for which financial statements are required to be included in the documents referred to in Section 4.08 prepared in accordance with GAAP and the rules and regulations of the Commission and, in the case of the combined financial statements of the Snacks Business as of and for the year ending June 30, 2011, will be accompanied by a report of the independent accountants for the Snacks Business. Parent acknowledges that Acquiror’s ability to comply with its obligations under Section 4.08 depend, in part, on Parent’s timely compliance with this Section 4.05, and therefore Acquiror will be afforded a reasonable period to comply with such obligations based upon the timing of Parent providing the financial statements herein contemplated.
     4.06 Conduct of Acquiror Pending The Closing. (a) Except as contemplated by this Agreement or any Other Transaction Agreement and except as set forth in Section 4.06 of the Acquiror Disclosure Letter, between the date of this Agreement and the Closing, Acquiror and each of its Subsidiaries will conduct their respective operations in all material respects only according to the ordinary and usual course of business consistent in all material respects with past practice (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror).

          (b) Between the date of this Agreement and the Effective Time, neither Acquiror nor any of its Subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or (ii) cause (x) gain or loss to be recognized by the Parent shareholders in connection with the Distribution or (y) gain or loss to be recognized by Parent in connection with the Distribution. For the avoidance of doubt, this Section 4.06(b) will not be deemed to require Acquiror to obtain a private letter ruling from the Internal Revenue Service in respect of the Tax treatment to be accorded to the Transactions, and the Parties acknowledge that no such private letter ruling is contemplated to be obtained in connection herewith.
          (c) Without limiting the generality of Sections 4.06(a) and 4.06(b), and except as otherwise provided in this Agreement, required by Law or set forth on Section 4.06 of the Acquiror Disclosure Letter, before the Closing, Acquiror will not, without the prior written consent of Parent (which consent will, in the case of clauses (iv) and (v) below and in the case of clause (vi) insofar as it relates to clauses (iv) and (v), not be unreasonably withheld, conditioned or delayed), nor will it permit any of its Subsidiaries to:
               (i) amend or otherwise change its articles of incorporation or bylaws, except as expressly contemplated by this Agreement;
               (ii) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (x) regular quarterly cash dividends not in excess of $0.05 per share of Acquiror Common Stock declared and paid in the ordinary course and consistent with past practice, (y) dividends payable by a wholly owned Subsidiary of Acquiror to Acquiror or another wholly owned Subsidiary), enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any Acquiror Equity Interests and (z) repurchases of shares of Acquiror Common Stock pursuant to restricted stock purchase agreements or stock option exercise agreements under which Acquiror has the right to repurchase such shares;
               (iii) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock, or issue or authorize the issuance of any shares of Acquiror Common Stock or any other Acquiror Equity Interests, other than in connection with the exercise of currently outstanding stock options and equity awards under existing Acquiror Compensation And Benefit Plans or the grant of new equity awards to service providers of Acquiror in an amount not to exceed 1,000,000 shares of Acquiror Common Stock in the aggregate;
               (iv) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any assets, other than (x) in the ordinary course of business and consistent in all material respects with past practice or (y) not in the ordinary course of business consistent with past practice but not in excess of

$1,000,000 individually or in the aggregate other than the grant of any Security Interests securing obligations pursuant to the Credit Agreement or any refinancing thereof;
               (v) (A) other than (x) in the ordinary course of business in a manner consistent in all material respects with past practice, or (y) not in the ordinary course of business consistent with past practice but not in excess of $1,000,000 in the aggregate after the date of this Agreement, acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by this Agreement or any Other Transaction Agreement, (2) indebtedness incurred to refinance any existing indebtedness, or (3) other indebtedness for borrowed money under existing credit facilities;
               (vi) (A) make a material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, (C) settle or compromise any material Tax claim or Liability, or enter into any material Tax closing agreements, or (D) amend any Tax Return if, with respect to (B), (C) and (D), any such action would increase the Tax obligations of Acquiror or any of its Subsidiaries following the Closing; or
               (vii) agree, in writing or otherwise, to take any of the foregoing actions.
     4.07 Access; Permits. (a) From the date hereof to the Effective Time, to the extent permitted by Law, each of Parent and Acquiror will allow all designated officers, attorneys, accountants and other representatives of Parent or Acquiror, as the case may be, access at reasonable times upon reasonable notice and in a manner as will not adversely impact the conduct of the business of either Party or the Snacks Business to the personnel, records files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, coupon activities, promotional programs, titles and financial position, or otherwise pertaining to the business and affairs of the Snacks Business and Acquiror and its Subsidiaries, as the case may be, including as to matters that might arise outside the ordinary course of business; provided, however, that (i) no investigation pursuant to this Section 4.07 will affect any representation or warranty given by any Party hereunder and (ii) that notwithstanding the provision of information or investigation by any Party, no Party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) no Party will be required to provide any information which it determines in good faith it may not provide to the other Party by reason of applicable Law (including any information in confidential personnel files), which such Party determines in good faith constitutes information protected by attorney/client privilege or which it is required to keep confidential by reason of Contracts with third parties, (B) Parent will not be required to provide access to any performance review materials or any information from personnel files that relates to an employee’s participation in bonus plans and similar incentive compensation arrangements (other than individual bonus opportunities based on target bonus as a percentage of base salary), and (C) no Party will be required to provide access to any of its properties if such access results in damage to such property or if such access is for the purpose of performing any onsite procedure or investigation (including any Phase II or other onsite environmental investigation or study), without that Party’s written consent, which the Party may grant or deny in its sole discretion; provided, however, that the Parties will reasonably cooperate to permit Acquiror to conduct a Phase I environmental review of the Owned Real Property. The Parties will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions in clauses (A) through (C) of the preceding sentence apply. Each of Parent and Acquiror agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 4.07 for any purpose unrelated to the consummation of the Transactions. All information provided by a Party to the other Party hereunder will be kept confidential to the same extent as would be applicable if the Confidentiality Agreements were in effect.
          (b) Prior to the Closing, Parent and Acquiror will cooperate in good faith to identify all material Permits required to operate the Snacks Business as currently conducted. To the extent any Permit so identified is not exclusive to the Snacks Business, and solely to the extent permitted by applicable Law, Parent will provide Acquiror with reasonable cooperation and assistance in Acquiror’s efforts to obtain replacement Permits.
     4.08 Preparation of SEC Filings. As soon as practicable following the date of this Agreement, to the extent such filings are required by applicable Law, Parent and Acquiror will jointly prepare, and (i) Acquiror will file with the Commission a registration statement on Form S-4 (the “Acquiror Form S-4”) to register the shares of Acquiror Common Stock to be issued in the Merger, and a proxy statement (the “Proxy Statement”) relating to the Acquiror Stockholder Approval (which Proxy Statement will be included in the Acquiror Form S-4), (ii) Wimbledon will file with the Commission a registration statement on Form 10 or Form S-1, as applicable, and/or a registration statement on Form S-4 (the “Wimbledon Form S-1/S-4”) to register the shares of Wimbledon Common Stock to be distributed in the Distribution, (iii) after the Acquiror Form S-4 and the Wimbledon Form S-1/S-4 have been declared effective, Parent will file with the Commission a Schedule TO (the “Schedule TO”) if Parent elects to effect the Distribution in whole or in part by means of an Exchange Offer, and (iv) the Parties will file such other appropriate documents as may be applicable. Each of Parent and Acquiror will use their best efforts to have the Wimbledon Form S-1/S-4, the Acquiror Form S-4 and other registration statements as may be required declared effective under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing. Acquiror will use its best efforts to cause the Proxy Statement to be mailed to Acquiror’s stockholders as promptly as practicable after the Wimbledon Form S-1/S-4 and the Acquiror Form S-4 are declared effective under the Securities Act. Each of Acquiror and Parent will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities Laws in connection with, in the case of Acquiror, the issuance of Acquiror Common Stock in the Wimbledon Merger and, in the case of Parent, the issuance of Wimbledon Common Stock in the Distribution. Parent will furnish all information concerning Parent and Wimbledon, and Acquiror will furnish all information concerning Acquiror and Merger Sub, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement, the Acquiror Form S-4, the Wimbledon Form S-1/S-4 and the Schedule TO. No filing of, or amendment or supplement to the Proxy Statement or the Acquiror Form S-4 will be made by Acquiror, no filing of, or amendment or supplement to, the Wimbledon Form S-1/S-4 will be made by Wimbledon and no filing of, or amendment or supplement to, the Schedule TO will be made by Parent, in each case without providing the other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Parent or Acquiror or any of their respective Affiliates, officers or directors should be discovered by Parent or Acquiror which should be set forth in an amendment or supplement to any of the Proxy Statement, the Acquiror Form S-4, the Wimbledon Form S-1/S-4 or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the Commission and, to the extent required by Law, disseminated to the applicable stockholders. The Parties will notify each other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement, the Acquiror Form S-4, the Wimbledon Form S-1/S-4 or the Schedule TO or for additional information and will supply each other with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect thereto and will respond as promptly as practicable to any such comments or requests.
     4.09 Acquiror Stockholder Meeting. Following the date of this Agreement, in compliance with applicable Law, Acquiror and Parent will, acting in good faith, mutually agree upon a meeting date and record date for a meeting of the Acquiror Stockholders, and Acquiror will establish such record date for, duly call, give notice of, convene and hold such meeting of the Acquiror Stockholders (the “Acquiror Stockholder Meeting”) for the purpose of obtaining the Acquiror Stockholder Approval. For the avoidance of doubt, the Parties acknowledge that Acquiror may also propose for consideration at the Acquiror Stockholder Meeting the election of directors, an increase in the authorized number of shares reserved under Acquiror’s 2005 Equity Incentive Plan or an increase in authorized common stock; provided, however, that (a) Acquiror’s obligations under this Agreement or any Other Transaction Agreement will not be subject to stockholder approval of any such other matter and (b) Acquiror will not postpone the Acquiror Stockholder Meeting to solicit proxies for any matter other than obtaining the Acquiror Stockholder Approval. Acquiror may adjourn or postpone the Acquiror Stockholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that it determines in good faith is required by Law (which determination will not be made until after consultation with Parent, except with respect to any Acquisition Takeover Proposal or as otherwise provided in Section 4.10) to be provided to the Acquiror Stockholders in advance of the Acquiror Stockholder Meeting, (ii) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, there are insufficient shares of Acquiror Common Stock represented (either in person or proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, or (iii) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, adjournment of the Acquiror Stockholder Meeting is necessary to enable Acquiror to solicit additional proxies if there are not sufficient votes in favor of the Acquiror Stockholder Approval. Subject to Section 4.10, Acquiror will, through its Board of Directors, recommend to its stockholders that they give Acquiror Stockholder Approval and will include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, Acquiror agrees that its obligations pursuant to the first sentence of this Section 4.09 will not be affected by (A) the commencement, public proposal, public disclosure or communication to Acquiror of any Acquiror Takeover Proposal or (B) the withdrawal or modification by the Board of Directors of Acquiror of its approval or recommendation of the Acquiror Stockholder Approval.
     4.10 No Solicitation. (a) Acquiror will, and will cause its Representatives to, cease immediately any discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquiror Takeover Proposal. Except as provided in Section 4.10(b), Acquiror will not, nor will it authorize or permit any of its Subsidiaries to, and it will cause its or its Subsidiaries’ officers, directors, employees and other representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquiror Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquiror Takeover Proposal. For purposes of determining whether Acquiror has violated the foregoing restrictions through the actions of any of its employees, only actions by any director or officer of Acquiror or a Person acting at the direction or with the knowledge of such director or officer will be deemed to be a breach of this Section 4.10 by Acquiror.
          (b) Notwithstanding the provisions of Section 4.10(a), prior to receipt of the Acquiror Stockholder Approval, Acquiror may, if the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Acquiror to the stockholders of Acquiror under applicable Law, as determined in good faith after consulting with outside legal counsel, in response to a Qualifying Acquiror Takeover Proposal (and subject to compliance with the provisions of this Section 4.10):
               (i) furnish information with respect to Acquiror to the Person making such Acquiror Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other Party than the Confidentiality Agreements (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person); and

               (ii) participate in discussions and negotiations with such Person and its Representatives regarding such Qualifying Acquiror Takeover Proposal.
          (c) Neither the Board of Directors of Acquiror nor any committee thereof may (i) withdraw or modify in a manner adverse to Parent or Wimbledon, or publicly propose to withdraw or modify in a manner adverse to Parent or Wimbledon, the approval, recommendation or declaration of advisability by the Board of Directors of Acquiror of this Agreement, the Other Transaction Agreements or any of the transactions contemplated hereby or thereby, including the Acquiror Stockholder Approval, (ii) approve, adopt or recommend, or permit Acquiror or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, acquisition agreement, option agreement, joint venture agreement, merger agreement or similar agreement relating to any Acquiror Takeover Proposal, or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquiror Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Acquiror Stockholder Approval, the Board of Directors of Acquiror receives an Acquiror Superior Proposal and as a result thereof the Board of Directors of Acquiror determines in good faith, after consulting with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Acquiror under applicable Law, then, on the fifth Business Day following Parent’s receipt of written notice from Acquiror, the Board of Directors of Acquiror may withdraw or modify its recommendation of the Acquiror Stockholder Approval and, in connection therewith, recommend such Acquiror Superior Proposal; provided that (A) during such five-Business Day period, Acquiror will be obligated to negotiate in good faith with Parent and Wimbledon regarding any modification to this Agreement proposed by Parent or Wimbledon and (B)  in the event of any material change to the material terms of such Acquiror Superior Proposal, Acquiror shall have delivered to Parent an additional notice and the notice period shall have recommenced, unless the event requiring notice pursuant to this Section 4.10 occurred less than five Business Days prior to the Acquiror Stockholder Meeting, in which case Acquiror will deliver notice to Parent of such event as promptly as practicable.
          (d) Acquiror will, as promptly as reasonably practicable (and in any case within one Business Day following receipt by Acquiror), advise Parent orally and in writing of any Acquiror Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Acquiror Takeover Proposal, and the identity of the Person making any such Acquiror Takeover Proposal or inquiry and the material terms of any such Acquiror Takeover Proposal or inquiry. Acquiror will (i) keep Parent reasonably informed of the status including any change to the material terms of any such Acquiror Takeover Proposal or inquiry and (ii) provide to Parent as promptly as reasonably practicable (and in any case within one Business Day after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Acquiror from any third party in connection with any Acquiror Takeover Proposal or sent or provided by Acquiror to any third party in connection with any Acquiror Takeover Proposal.

          (e) Nothing contained in this Section 4.10 will prohibit Acquiror from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Acquiror’s stockholders if, in the good faith judgment of the Board of Directors of Acquiror after consulting with outside legal counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that this Section 4.10(e) will not eliminate or modify (x) Acquiror’s obligations under the proviso in Section 4.10(c) or (y) the effect that taking and disclosing any such position would otherwise have under this Agreement (including under Section 6.01(d)(i)).
          (f) For purposes of this Agreement:
               (i) “Qualifying Acquiror Takeover Proposal” mean a bona fide, written Acquiror Takeover Proposal that (A) is made by a Person the Board of Directors of Acquiror determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making an Acquiror Superior Proposal, (B) the Board of Directors of Acquiror determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to an Acquiror Superior Proposal, and (C) that was not solicited by Acquiror and did not otherwise result from a breach of this Section 4.10.
               (ii) “Acquiror Takeover Proposal” means (A) any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving Acquiror pursuant to which the stockholders of Acquiror immediately preceding such transaction hold securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (B) any proposal or offer for the issuance by Acquiror of over 15% of its equity securities as consideration for the assets or securities of another Person, or (C) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of Acquiror, or assets or business that constitute over 15% of the consolidated revenues or net income of Acquiror, in each case other than the transactions contemplated hereby.
               (iii) “Acquiror Superior Proposal” means any bona fide proposal made by a third party to acquire more than 50% of the equity securities or all or substantially all the assets of Acquiror, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of Acquiror determines in its good-faith judgment after consulting with its independent financial advisor (A) to be superior from a financial point of view to the holders of Acquiror Common Stock than the transactions contemplated hereby, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the transactions contemplated hereby) and (B) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

     4.11 NASDAQ Listing. Acquiror will use its best efforts to cause the shares of Acquiror Common Stock to be issued in connection with the Merger to be listed on the NASDAQ as of the Effective Time, subject to official notice of issuance.
     4.12 Required Amendments. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document (as defined in the Tax Matters Agreement), the Parties will cooperate and negotiate in good faith with respect to any amendment to the Transaction Documents reasonably requested by a Party in order to enable its counsel to deliver the written opinion(s) contemplated by Sections 5.02 or 5.03 of this Agreement, as the case may be (any such amendment, a “Proposed Amendment”). Neither Party will withhold its consent to a Proposed Amendment that (i) does not result in any change in the Merger Consideration, (ii) is not adverse to the interests of any Party, and (iii) does not unreasonably impede or delay consummation of the Merger. Any Proposed Amendment that the Parties consent to will be reflected through the execution of appropriate written amendments to the applicable Transaction Documents.
     4.13 Wimbledon Financing. (a) [Intentionally Omitted.]
          (b) The Wimbledon Credit Facility will remain outstanding for at least one year plus one day following the Closing Date (such term, the “One-Year Period”), Wimbledon will remain the primary obligor on the facility at all times during such period, and none of Acquiror, Wimbledon, Merger Sub or any of their Affiliates will take any action that might reasonably be expected to result in a “significant modification” of the Wimbledon Credit Facility within the meaning of Treasury Regulation Section 1.1001-3(e) (except as permitted under this Agreement, the Tax Matters Agreement and the Wimbledon Credit Documents); provided, however, that (i) upon consummation of the Merger, Merger Sub will assume the obligations under the Wimbledon Credit Facility by operation of Law, and Acquiror will be permitted to guarantee Merger Sub’s obligations under the facility, provided that Merger Sub will remain the primary obligor on the facility at all times during the One-Year Period, and (ii) after the Merger, upon receipt of a Bank Letter, Merger Sub will be permitted to refinance the Wimbledon Credit Facility with new debt that is issued by Merger Sub as the primary obligor and that has a maturity date that does not occur before the end of the One-Year Period (any such refinancing, a “Refinancing”), and Acquiror will be permitted to guarantee Merger Sub’s obligations under any Refinancing, provided that Merger Sub will remain the primary obligor under any Refinancing at all times during the One-Year Period; provided, further, however, that Merger Sub may prepay, in whole or in part, the Wimbledon Credit Facility or the Refinancing, in each case, solely (A) out of Merger Sub’s and its Subsidiaries’ operating cash flows generated on or after the Closing Date or (B) as otherwise required by the terms of the Wimbledon Credit Facility or the Refinancing which, in the latter case, must have the same mandatory prepayment terms as the Wimbledon Credit Facility.
          (c) Each of Parent and Acquiror will cooperate in a commercially reasonable manner with Wimbledon in connection with completing the Wimbledon Financing, including (i) using (and causing their respective Subsidiaries to use) commercially reasonable efforts to assist Wimbledon in satisfying all conditions precedent to be satisfied by Wimbledon or any Wimbledon Entity in the documentation relating to the Wimbledon Credit Facility, (ii) providing information regarding the Snacks Business that is reasonably requested by the financing sources and their representatives, (iii) permitting the financing sources and their representatives access to the Snacks Business and the Acquiror’s business, respectively, (iv) participating in meetings with prospective lenders, (v) participating in bank meetings in connection with the financing, (vi) participating in meetings with other parties deemed appropriate, (vii) participating in drafting sessions relating to the offering materials for the financing contemplated by the Wimbledon Commitment Letter, (viii) requesting members of Parent’s and Acquiror’s respective accounting firms to respond to reasonable inquiries relating to the offering materials for the financing contemplated by the Wimbledon Commitment Letter, (ix) using commercially reasonable efforts to ensure that syndication efforts benefit materially from existing lending relationships, and (x) using commercially reasonable efforts to assist with obtaining public ratings for the Wimbledon Credit Facility. Wimbledon will reasonably consult with Acquiror with respect to its efforts to complete the documentation relating to the Wimbledon Credit Facility and to consummate the Wimbledon Financing.
     4.14 Cooperation Regarding Distribution. Acquiror will cooperate with Parent in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Parent will be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution, and Acquiror will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Parent. Without limiting the generality of the foregoing, Acquiror will and will cause its employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Parent, cooperate in and take the following actions: (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Distribution (including any marketing efforts), which participation shall be subject to, and may be concurrent with, any such activities required with respect to the Exchange Offer, (ii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from Acquiror’s independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of Acquiror’s counsel in customary form and covering such customary matters as may be reasonably requested, and (iii) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Acquiror and is reasonably required in connection with the Distribution and permitting the prospective underwriters and other parties involved in the Distribution to evaluate Acquiror’s current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purpose of establishing necessary arrangements with respect to the Distribution. Without limiting the foregoing, (x) Acquiror will participate, as reasonably requested by Parent, in a two-week equity “road show” to take place prior to the consummation of the Distribution (which may be for a shorter period, at Parent’s option), and will make available individual members of its senior personnel (including its CEO and CFO) for participation in this road show as reasonably requested and specified by Parent, (y) Acquiror will make available individual members of its senior personnel for participation as reasonably requested and specified by Parent for participation in meeting with analysts (both “sell-side” and otherwise) and will reasonably coordinate and cooperate with Parent in connection with such meetings, and (z) the Parties will perform the marketing activities set forth in Section 4.14 of the Parent Disclosure Letter as provided therein, which participation shall be subject to, and may be concurrent with, any such activities required with respect to the Exchange Offer.
     4.15 Acquiror Financing. (a) Acquiror acknowledges and agrees that Parent and its Affiliates have no responsibility in connection with the Acquiror Financing that Acquiror may pursue in connection with the Transactions contemplated hereby. Any document prepared or utilized in connection with such financing activities that includes any information provided by Parent or any of its Affiliates, including any offering memorandum, banker’s book or similar document, any slide presentations or any other offering materials will (i) state that neither Parent nor any of its Affiliates have any responsibility for the content of such document and (ii) disclaim all responsibility therefor on the part of Parent or its Affiliates and their respective agents, in each case other than with respect to information regarding the Snacks Business provided by Parent and its Affiliates for inclusion therein.
          (b) Acquiror will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or appropriate to (i) on or prior to the Closing Date, enter into definitive financing agreements with respect to the Acquiror Financing, (ii) consummate the Acquiror Financing at or prior to Closing, and (iii) enforce its rights under all credit documents relating thereto. Acquiror will provide to Parent copies of all documents relating to the Acquiror Financing and keep Parent reasonably informed of material developments in respect of the financing process relating thereto. In addition, Acquiror will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or appropriate to obtain the Acquiror Financing, including using reasonable best efforts to (A) satisfy on a timely basis all conditions applicable to Acquiror that are within its control, if any, (B) consummate the Acquiror Financing at or prior to Closing, and (C) enforce its rights thereunder. For the avoidance of doubt, if the Acquiror Financing (or any alternative financing) has not been obtained, Acquiror will continue to be obligated to consummate the Transactions contemplated by this Agreement and effect the Closing on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in herein and to Acquiror’s termination rights hereunder, if applicable. Parent and Wimbledon will reasonably cooperate with Acquiror in connection with the preparation of all documents required in connection with the Acquiror Financing, and will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary or appropriate to facilitate the Acquiror Financing as reasonably directed by Acquiror (including, if requested by Acquiror, to request that Wimbledon’s accounting firm respond to reasonable inquiries relating to financial information regarding Wimbledon that is included in the offering materials for any public or Rule 144A financing that may be part of the Acquiror Financing and, if requested, provide customary “comfort letters” with respect thereto); provided, however, that no amendment of the documentation relating to the Acquiror Financing will obligate the Wimbledon Group (or any member or assets thereof) to grant a security interest in connection with such Acquiror Financing prior to the Closing Date.
          (c) If, notwithstanding the use of reasonable best efforts by Acquiror to satisfy its obligations under Section 4.15(b), any of the Acquiror Financing (or any definitive financing agreement relating thereto) expires or is terminated prior to the Closing, in whole or in part, for any reason, Acquiror will (i) promptly notify Parent of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative financing to replace the financing contemplated by such expired or terminated commitments or agreements.
          (d) Parent will not be required to pay any commitment fee or similar fee or incur any liability with respect to the Acquiror Commitment Letter or Acquiror Credit Facility. Acquiror will, promptly upon request by Parent, reimburse Parent for all reasonable out-of-pocket costs and expenses incurred by Parent or any of its Representatives in connection with the performance of their respective obligations pursuant to this Section 4.15(d). Acquiror will indemnify and hold harmless Parent and its Representatives from and against any and all Liabilities suffered or incurred by any of them in connection with the Acquiror Financing and any information utilized in connection therewith, other than Liabilities arising as a result of gross negligence or willful misconduct by Parent or any of its Representatives, or breach by Parent of any of its obligations hereunder.
     4.16 Olestra Supply. The Parties will negotiate in good faith an agreement for the supply of Olestra by the Parent Group to Wimbledon (the “Olestra Supply Agreement”) as promptly as practicable following the date hereof, but in any event within 120 calendar days following the date hereof. Pursuant to the Olestra Supply Agreement, Parent will supply Olestra to Wimbledon exclusively for use in the Snacks Business (a) in an amount equal to the requirements of the Snacks Business, (b) at a price that would reflect the fair market value of such supply and (c) in the form supplied to the Snacks Business by any member of the Parent Group as of the date hereof. On the Business Transfer Date, Parent and Wimbledon will deliver, or cause their respective Subsidiaries to deliver, to the other Party a copy of the Olestra Supply Agreement, duly executed by the members of the Parent Group or the Wimbledon Group party thereto.
     4.17 Merger Sub Termination. Except as permitted by the Tax Matters Agreement. Merger Sub will remain in existence, and Acquiror will cause Merger Sub to remain in existence, as a wholly owned limited liability company of Acquiror at all times during the One-Year Period.
     4.18 Wimbledon Share Issuance. Prior to the Closing, Wimbledon will authorize and issue a number of shares of Wimbledon Common Stock such that the total number of shares of Wimbledon Common Stock outstanding immediately prior to the Effective Time will equal the Wimbledon Stock Amount.

V. CONDITIONS
     5.01 Joint Conditions. The respective obligation of Parent and Acquiror to effect the Merger is subject to the satisfaction or waiver of the following conditions:
          (a) no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the Transactions;
          (b) all applicable waiting periods shall have terminated or expired and all applicable required Governmental Approvals shall have been obtained or deemed to have been obtained, in each case, under the HSR Act and the other Antitrust Laws set forth in Section 5.01(b) of the Parent Disclosure Letter;
          (c) the notifications to the works councils, economic committees, unions and any other representative bodies identified on Section 5.01(c) of the Parent Disclosure Letter shall have been made, all required consultations shall have been conducted and with respect to each identified jurisdiction, either (i) a motivated opinion shall have been obtained from each applicable works council, economic committee, union and other representative body or (ii) the Closing shall be permitted under local Law without such motivated opinion;
          (d) the Wimbledon Transfer, the Recapitalization and the Distribution shall have occurred;
          (e) the Acquiror Stockholder Approval shall have been obtained at the Acquiror Stockholder Meeting;
          (f) the Acquiror Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ, subject to notice of official issuance; and
          (g) each of the Acquiror Form S-4 and the Wimbledon Form S-1/S-4 (or the Wimbledon Form S-1, if Parent elects to effect the Distribution solely as a One-Step Spin-Off) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and (i) if the Distribution is effected in whole or in part as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities Law shall have expired or (ii) if the Distribution is effected in whole or in part as a One-Step Spin-Off, the applicable notice periods required by applicable stock exchange rules or securities Laws shall have expired.
     5.02 Conditions To The Obligation Of Acquiror. The obligation of Acquiror to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Acquiror and may be waived by Acquiror):
          (a) all covenants of Parent under this Agreement and the Other Transaction Agreements to be performed on or before the Closing shall have been duly performed by Parent in all material respects;

          (b) the representations and warranties of Parent in Section 2.04 of this Agreement shall be true and correct in all but de minimis respects as of the Closing Date with the same effect as though made on the Closing Date;
          (c) the representations and warranties of Parent in Section 2.10(f) of this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made on the Closing Date;
          (d) the representations and warranties of Parent in this Agreement other than Section 2.04 and Section 2.10(f) (which for purposes of this paragraph will be read as though none of them contained any materiality or “Snacks Business MAE” qualifications, but not disregarding limitations of representations to Wimbledon Material Contracts) shall be true and correct in all respects as of the Closing with the same effect as though made as of the Closing (except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Snacks Business MAE, and Acquiror shall have received a certificate of Parent addressed to Acquiror and dated the Closing Date, signed on behalf of Parent by an officer of Parent (on Parent’s behalf and without personal liability), confirming the matters set forth in Section 5.02(a), Section 5.02(b), Section 5.02(c) and this Section 5.02(d); and
          (e) Acquiror shall have received a written opinion, dated as of the Closing Date, from Fenwick & West LLP, counsel to Acquiror, to the effect that the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) Acquiror and Merger Sub and (ii) Parent.
     5.03 Conditions To The Obligation Of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Parent and may be waived by Parent unless otherwise provided in this Agreement):
          (a) all covenants of Acquiror under this Agreement and the Other Transaction Agreements to be performed on or before the Closing Date shall have been duly performed by Acquiror in all material respects;
          (b) the representations and warranties of Acquiror in Section 3.05 of this Agreement shall be true and correct in all but de minimis respects as of the Closing Date with the same effect as though made on the Closing Date;
          (c) the representations and warranties of Acquiror in Section 3.11(d) of this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made on the Closing Date;

          (d) the representations and warranties of Acquiror in this Agreement other than Section 3.05 and Section 3.11(d) (which for purposes of this paragraph will be read as though none of them contained any materiality or Acquiror MAE qualifications, but not disregarding limitations of representations to Acquiror Material Contracts) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have an Acquiror MAE, and Parent shall have received a certificate of Acquiror addressed to Parent and dated the Closing Date, signed on behalf of Acquiror by an officer of Acquiror (on Acquiror’s behalf and without personal liability), confirming the matters set forth in Section 5.03(a), Section 5.03(b), Section 5.03(c) and this Section 5.03(d);
          (e) Parent shall have received a written opinion, dated as of the Closing Date, from Cadwalader, Wickersham & Taft LLP, counsel to Parent, to the effect that the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) Acquiror and Merger Sub and (ii) Parent;
          (f) Parent shall have received a written opinion, dated as of the Closing Date, from Cadwalader, Wickersham & Taft LLP, counsel to Parent, to the effect that (i) the Wimbledon Transfer, taken together with the Distribution, should qualify as a Tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, should qualify as a distribution of Wimbledon Common Stock to Parent stockholders pursuant to Section 355 of the Code, and (iii) the Merger should not cause Section 355(e) of the Code to apply to the Distribution. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (A) Acquiror and Merger Sub, and (B) Parent;
          (g) the Wimbledon Financing shall have been completed;
          (h) if Parent elects to effect the Distribution by way of an Exchange Offer, shareholders of Parent shall have validly tendered and not properly withdrawn before the expiration of the Exchange Offer enough shares of Parent Common Stock such that Parent will distribute to its shareholders in the Exchange Offer a percentage of the shares of Wimbledon Common Stock issued to Parent in the Wimbledon Stock Issuance that exceeds the percentage derived from the formula set forth on Exhibit E (the “Minimum Condition”); provided, however, that (i) at any time prior to the Closing Date, Parent, in its reasonable judgment and after consultation with Acquiror, may reapply the formula set forth on Exhibit E using updated information reflecting the then-current data and/or otherwise increase the Minimum Condition by the minimum amount necessary, in each case, to ensure that shareholders of Parent will be treated for purposes of Section 355(e) of the Code as acquiring at least 52.50% of Acquiror’s outstanding stock pursuant to the Merger (the “Revised Minimum Condition”), (ii) if

applicable, Parent, in its reasonable judgment and after consultation with Acquiror, will modify the terms of the Exchange Offer to the extent necessary to permit Parent to attempt to satisfy the Revised Minimum Condition, and (iii) the Parties will reasonably cooperate in connection with the foregoing clauses (i) and (ii); and
          (i) Wimbledon shall have received a Bank Letter, in a form substantially identical to the form of Bank Letter contained in the Wimbledon Commitment Letter.
VI. TERMINATION AND ABANDONMENT
     6.01 Basis For Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
          (a) by mutual written consent of Parent and Acquiror;
          (b) by either Parent or Acquiror:
               (i) if, upon a vote at a duly held meeting of Acquiror’s stockholders to obtain the Acquiror Stockholder Approval or at any adjournment thereof, the Acquiror Stockholder Approval is not obtained;
                (ii) if the Closing does not occur on or prior to June 30, 2012 (the “End Date”), unless the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such Party set forth herein; or
               (iii) if (A) there is any Law that makes consummation of the transactions hereunder illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (B) any Governmental Authority having competent jurisdiction has issued an order, decree or ruling or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, and such order, decree, ruling or other action becomes final and non-appealable;
          (c) by Parent:
               (i) if Acquiror or Merger Sub breaches any of its representations and warranties or covenants and agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Article V and (B) cannot be or has not been cured within 60 days after the giving of written notice to Acquiror of such breach;
               (ii) if any of the conditions set forth in Section 5.01 or Section 5.03 becomes incapable of fulfillment, and have not been waived by Parent to the extent waivable;

               (iii) if Acquiror Board or any committee thereof withdraws, or modifies in a manner adverse to Parent or Wimbledon or publicly proposes to withdraw or modify in a manner adverse to Parent or Wimbledon, its approval or recommendation of this Agreement or any of the transactions contemplated hereby, fails to recommend, or continue to recommend, that Acquiror’s stockholders give the Acquiror Stockholder Approval, or approves or recommends, or proposes publicly to approve or recommend, any Acquiror Takeover Proposal;
               (iv) if Acquiror deliberately breaches its obligations under Sections 4.10(a), 4.10(b) or 4.10(c), or deliberately and materially breaches its obligations under Section 4.10(d); or
               (v) if Parent has commenced an Exchange Offer in accordance with Section 1.03(c) and such Exchange Offer is not consummated as a result of the failure of the Minimum Condition or the Revised Minimum Condition, as applicable, to be satisfied on the originally scheduled expiration date of such Exchange Offer;
          (d) by Acquiror:
               (i) if Parent or Wimbledon breaches any of its representations and warranties or covenants and agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Article V and (B) cannot be or has not been cured within 60 days after the giving of written notice to Parent of such breach; or
               (ii) if any of the conditions set forth in Section 5.01 or Section 5.02 become incapable of fulfillment, and have not been waived by Acquiror;
provided, however, that the Party seeking termination pursuant to clauses (c)(i), (c)(ii), (d)(i), or (d)(ii) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
     6.02 Notice of Termination, Return of Documents, Continuing Confidentiality Obligation. In the event of termination by Parent or Acquiror pursuant to this Article VI, written notice thereof will forthwith be given to the other Parties and the transactions contemplated by this Agreement and the Other Transaction Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Other Transaction Agreements are terminated as provided herein, (a) Acquiror and Merger Sub will return to Parent all documents and copies and other material received from Parent and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Other Transaction Agreements, whether so obtained before or after the execution hereof, (b) Parent and Wimbledon will return to Acquiror all documents and copies and other material received from Acquiror and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Other Transaction Agreements, whether so obtained before or after the execution hereof, and (c) notwithstanding anything herein to the contrary, the Confidentiality Agreements will be deemed to be reinstated and will be deemed to apply as if they had not originally been terminated pursuant to Section 7.03.
     6.03 Effect of Termination. (a) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VI, this Agreement will become void and of no further force and effect, except for the provisions of this Section 6.03 and Article VII (other than Section 7.12 which will terminate with the other provisions of this Agreement except as specifically provided herein) containing general provisions. Nothing in this Article VI will be deemed to release any Party from any Liability for any knowing breach by such Party of any representation or warranty in this Agreement or the Separation Agreement, or any deliberate breach of any covenant herein or therein, or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement or the Separation Agreement (whether or not the breach was willful or deliberate) that specifically survive such termination as set forth in the immediately preceding sentence. For the avoidance of doubt, receipt by Parent of a payment in accordance with the terms of Section 6.03(b) in circumstances in which Parent terminates this Agreement will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or any other Person in connection the matters forming the basis for such termination, and Parent will not be entitled to bring or maintain further claim, action or proceeding against Acquiror or any of its Affiliates arising out of such matters; provided, however, that (i) if Parent terminates this Agreement pursuant to Section 6.01(c)(iv), Parent will have the right to sue for damages arising out of Acquiror’s deliberate breach of Section 4.10 in lieu of payment of the Break-Up Fee and reimbursement of the Certified Parent Expenses pursuant to Section 6.03(b) and (ii) nothing herein or in any Other Transaction Agreement will limit a Party’s rights under Section 7.12. For purposes of Sections 6.01(c)(iv) and 6.03(a), (A) a “knowing” breach of a representation and warranty will be deemed to have occurred only if an executive officer of the Party alleged to have breached the representation or warranty had actual knowledge of such breach as of the date hereof (without any independent duty of investigation or verification other than that such executive officer has made inquiry that such representations and warranties were made in good faith), (B) a “deliberate” breach of any covenant will be deemed to have occurred only if the Party allegedly breaching the covenant took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach of such covenant, and (C) the term “executive officer” will have the meaning given to the term “officer” in Rule 16a-1(f) under the Exchange Act.
          (b) Acquiror will pay to Parent:
               (i) if (A) either Party terminates this Agreement pursuant to Section 6.01(b)(i), (B) at any time after the date of this Agreement and prior to any such termination, an Acquiror Takeover Proposal with respect to Acquiror shall have been publicly announced, publicly proposed or commenced (provided that for purposes of determining whether an Acquiror Takeover Proposal exists under this clause (i), the references in the definition of such term to “15%” and “85%” will be deemed to be “50%”), and (C) within 12 months after the date of such termination, (1) an Acquiror

Acquisition shall been consummated or (2) Acquiror shall have entered into a definitive agreement providing for the consummation of an Acquiror Acquisition, and such Acquiror Acquisition shall subsequently have been consummated, the Break-up Fee plus the Certified Parent Expenses, which amounts Acquiror must pay to Parent before the execution of such agreement.
               (ii) if (A) either Party terminates this Agreement pursuant to Section 6.01(b)(ii), (B) at any time after the date of this Agreement and prior to any such termination, an Acquiror Takeover Proposal with respect to Acquiror shall have been communicated to the Board of Directors of Acquiror and not withdrawn (provided that for purposes of determining whether an Acquiror Takeover Proposal exists under this clause (ii), the references in the definition of such term to “15%” and “85%” will be deemed to be “50%”), (C) either (x) in the event that the condition set forth in Section 5.01(e) has not been satisfied at the time of such termination, Acquiror breached its obligations under Section 4.09 or the Acquiror Stockholder Meeting had not been held by one Business Day prior to the End Date, or (y) in the event that the conditions set forth in Sections 5.01(a) or 5.01(b) are not satisfied at the time of such termination, Acquiror breached its obligations under Sections 4.02(b), 4.02(c) or 4.02(d), and (D) within 12 months after the date of such termination, (1) an Acquiror Acquisition shall been consummated or (2) Acquiror shall have entered into a definitive agreement providing for the consummation of an Acquiror Acquisition, and such Acquiror Acquisition shall subsequently have been consummated, a Break-up Fee plus the Certified Parent Expenses, which amounts Acquiror must pay to Parent at or before the consummation of such Acquiror Acquisition; or
               (iii) the Break-up Fee plus the Certified Parent Expenses, which amounts Acquiror must pay to Parent if Parent terminates this Agreement pursuant to Sections 6.01(c)(iii) or 6.01(c)(iv), promptly following such termination.
Any fee due under this Section 6.03(b) will be paid by wire transfer of immediately available funds (to an account specified by Parent). The fee described in clause (iii) will be paid by Acquiror promptly following termination of this Agreement. The fees described in clauses (i) and (ii) will be paid by Acquiror at or before entering into the agreement relating to an Acquiror Acquisition described therein. If Acquiror makes a payment to Parent pursuant to Sections 6.03(b)(i), 6.03(b)(ii) or 6.03(b)(iii), it will not be obligated to make any subsequent payment under the other subsections of Section 6.03(b) as applicable. Upon payment of the termination fees in accordance with this Section 6.03(b), Acquiror will have no further Liability to Parent at Law or in equity under this Agreement except as set forth in Section 6.03(a).
VII. MISCELLANEOUS
     7.01 Nonsurvival Of Representations, Warranties And Agreements. Except as provided in the next sentence, none of the representations, warranties and agreements in this Agreement will survive the Closing. Notwithstanding the preceding sentence, for purposes of the indemnification obligations set forth in Section 3.2 and Section 3.3 of the Separation Agreement, (1) the covenants contained in this

Agreement that by their terms are to be performed in whole or part after the Closing will survive the Closing until they have been performed in accordance with their terms, and (2) the representations and warranties set forth in Section 2.15 and Section 3.14 will survive until the one year anniversary of the Closing (the items in clauses (1) and (2), collectively, the “Surviving Transaction Agreement Items”).
     7.02 Expenses. (a) General Rule. Except as otherwise provided in this Agreement or any of the Other Transaction Agreements, all fees and expenses incurred in connection with the Transactions will be paid by the Party incurring such fees or expenses.
          (b) Antitrust Fees. Acquiror and Parent will share equally any requisite filing fee in respect of any notice submitted pursuant to the Antitrust Laws, including HSR Act.
          (c) Printing Expenses. Acquiror and Parent will share equally the fees and expenses of printers utilized by the Parties in connection with the preparation of the filings with the Commission contemplated by Section 4.08.
          (d) Wimbledon Credit Facility Expenses. Promptly following the earlier of (i) the Closing Date and (ii) the termination of this Agreement, Acquiror will reimburse Parent for any third-party out-of-pocket costs and expenses incurred by Wimbledon or by Parent or any of its Subsidiaries on behalf of Wimbledon in connection with the Wimbledon Credit Facility or the financing contemplated by the Acquiror Commitment Letter or any costs and expenses incurred by Parent or any of its Subsidiaries at Acquiror’s request in connection with the funding contemplated thereby; provided, however, that Acquiror will not be obligated to reimburse such costs and expenses if this Agreement is properly terminated by Acquiror pursuant to Section 6.01(d)(i)) provided, further, that if the Closing occurs, the reimbursement in connection with the Wimbledon Credit Facility will be reduced by all cash interest accrued under the Wimbledon Credit Facility from the date of funding thereunder to but excluding the Closing Date.
     7.03 Entire Agreement. This Agreement and the Other Transaction Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreements, which is hereby terminated and of no further force or effect, subject to the provisions of Section 6.03. If there is a conflict between any provision of this Agreement and a provision of the Other Transaction Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.
     7.04 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the

State of Delaware, other than any choice of Law provisions thereof that would cause the Laws of another state to apply.
          (b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.
          (c)  Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Acquiror Financing, the Wimbledon Financing or the performance of services thereunder will be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 7.05 will be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Action, (vi) that a final judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (vii) that any such claim, controversy or dispute arising in connection with the Acquiror Financing, the Wimbledon Financing or the performance of services thereunder or related thereto will be governed by, and construed in accordance with, the laws of the State of New York.
          (d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.04(d).
     7.05 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:
(a)	If to Parent:

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202
Attn: Joseph Stegbauer,
                 Associate General Counsel — Global Transactions
Facsimile: (513) 983-7635
Email: stegbauer.ja@pg.com

with a copy to (which will not constitute notice):
Jones Day 222 East 41st Street New York, NY 10017 Attention: Robert A. Profusek Randi C. Lesnick Facsimile: (212) 755-7306

(b)	If to Acquiror:

Diamond Foods, Inc. 600 Montgomery Street, 17th Floor San Francisco, CA 94111 Attn: Chief Financial Officer Facsimile: (209) 933-6861

with a copy to (which will not constitute notice):

Fenwick & West LLP 555 California Street, 12th Floor San Francisco, CA 94104
Attention: Douglas N. Cogen David K. Michaels Facsimile: (415) 281-1350
or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 7.05. Any notice to Parent will be deemed notice to all members of the Parent Group, and any notice to Wimbledon will be deemed notice to all members of the Wimbledon Group.
     7.06 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. Notwithstanding the anything in this Agreement, Parent will have no right to waive the condition set forth in Section 5.03(i).
          (b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 7.06(a) and will be effective only to the extent in such writing specifically set forth.
     7.07 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Parent Group or the Wimbledon Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement, provided that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement with respect to Section 7.04(c). Notwithstanding the foregoing, this Section 7.07 will not limit (a) the right of Parent, on behalf of its shareholders, to pursue damages and other relief, including equitable relief, in the event of Acquiror’s breach of any provisions of this Agreement, which right is hereby acknowledged and agreed by Acquiror, and (b) the right of Acquiror, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of Parent’s breach of this Agreement, which right is hereby acknowledged and agreed by Parent; provided, however, that the rights granted pursuant to clauses (a) and (b) of this sentence will be enforceable on behalf of Parent shareholders only by Parent in its sole and absolute discretion and enforceable on behalf of Acquiror’s stockholders only by Acquiror in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims will attach to such shares of Parent’s or Acquiror’s common stock, as applicable, and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by Parent or Acquiror, as applicable, with respect to such claims (net of expenses incurred by Parent or Acquiror, as applicable, in connection therewith) may, in Parent’s or Acquiror’s, as applicable, sole and absolute discretion, be (i) as applicable, distributed, in whole or in part, by Parent to its shareholders as of any date determined by Parent or by Acquiror to its stockholders as of any date determined by Acquiror or (ii) as applicable, retained by Parent for the use and benefit of Parent on behalf of its shareholders in any manner Parent deems fit or retained by Acquiror for the use and benefit of Acquiror on behalf of its stockholders in any manner Acquiror deems fit.
     7.08 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that such member agrees in writing to be bound by the terms and conditions contained in this Agreement, and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or other obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.
     7.09 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Parent Disclosure Letter or Acquiror Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or the Parent Disclosure Letter or Acquiror Disclosure Letter will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The use of the words “deliver,” “furnish,” “made available” or “provide” will mean that with respect to Parent or its Representatives that such documents or information referenced shall have been delivered to Parent or its Representatives or contained in the electronic data room maintained by Fenwick & West LLP and with respect to Acquiror or its Representatives that such documents or information referenced shall have been delivered to Acquiror or its Representatives or contained in the electronic data room maintained by Intralinks, Inc. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Other Transaction Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.
     7.10 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.
     7.11 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.
     7.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.
     7.13 Disclosure Letters. There may be included in the Parent Disclosure Letter and/or the Acquiror Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Parent Disclosure Letter and Acquiror Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Parent Disclosure Letter and Acquiror

Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Letter and Acquiror Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.
     7.14 Waiver. Acquiror acknowledges, on behalf of itself and its Affiliates, that Jones Day has represented, is representing and will continue to represent Parent in connection with the transactions contemplated by this Agreement and the Other Transaction Agreements, and that Jones Day will only represent the interests of Parent in connection with such transactions. Acquiror waives, on behalf of itself and its Affiliates, any conflict of interest that it or they may assert against Jones Day in connection with such representation and agrees not to challenge Jones Day’s representation of Parent with respect to such transactions or to assert that a conflict of interest exists with respect to such representation. Without limiting the generality of the foregoing, Acquiror agrees, on behalf of itself and its Affiliates, that Jones Day may represent Parent in any litigation, arbitration, mediation or other Action against or involving Acquiror and/or any of its Affiliates, arising out of or in connection with such transactions.
VIII. DEFINITIONS
     For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:
     “Acquiror” has the meaning set forth in the preamble to this Agreement.
     “Acquiror Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation or business combination involving Acquiror pursuant to which the stockholders of Acquiror immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereto or (ii) the acquisition by any Person, directly or indirectly, of over 50% of the equity securities or consolidated assets of Acquiror or assets or business that constitute over 50% of the consolidated revenues or net income of Acquiror.
     “Acquiror Average Price” means, as of any date of determination, the average (measured as a simple arithmetic mean) of the daily volume weighted averages of the trading prices of the Acquiror Common Stock on the NASDAQ Global Select Market, as reported as “DMND.Q <Equity> AQR” by Bloomberg L.P. (or any such equivalent calculation to which the Parties may agree in writing), for the relevant period of consecutive Trading Days ending on such date of determination; provided, however, that if an ex-dividend date is set for the Acquiror Common Stock during such period, then the trading price for a share of Acquiror Common Stock for each day during the portion of such period that precedes such ex-dividend date will be reduced by the amount of the dividend payable on a share of Acquiror Common Stock.

     “Acquiror Base Stock Price” means $51.47 per share.
     “Acquiror Commitment Letter” means the commitment letter from Bank of America, N.A. providing for the refinancing of Acquiror’s existing bank debt facility, attached as Exhibit C.
     “Acquiror Common Stock” has the meaning set forth in Section 3.05(a).
     “Acquiror Compensation And Benefit Plans” has the meaning set forth in Section 3.10(a).
     “Acquiror Credit Facility” means the credit facilities contemplated by the Acquiror Commitment Letter.
     “Acquiror Disclosure Letter” means the disclosure letter delivered by Acquiror to Parent immediately prior to the execution of this Agreement.
     “Acquiror Equity Interests” has the meaning set forth in Section 3.05(a).
     “Acquiror Filings” means, collectively, the Wimbledon Form S-1/S-4, the Schedule TO, the Proxy Statement and the Acquiror Form S-4.
     “Acquiror Financing” has the meaning set forth in Section 3.18.
     “Acquiror Form S-4” has the meaning set forth in Section 4.08.
     “Acquiror MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of Acquiror and its Subsidiaries taken as a whole over a period of more than two full fiscal years beginning with the current fiscal year of the Acquiror, or a change in employment status of Acquiror’s senior management as of the date of this Agreement that is reasonably likely to have a material adverse effect on Acquiror’s future prospects; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether an Acquiror MAE has occurred or would reasonably be expected to occur: (i) any conditions in the industry in which the Acquiror competes in general; (ii) any conditions in the United States general economy or the general economy in other geographic areas in which the Acquiror operates; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by Acquiror and Merger Sub with its covenants in this Agreement; (vi) the failure of the financial or operating performance of the Acquiror to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (vii) any action taken or omitted to be taken by or at the request or with the consent of Parent; (viii) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated thereby (including any employee departures); (ix) changes in Laws or accounting principles; or (x) changes in the trading price or trading volume of Acquiror Common Stock (but the underlying reason for such changes may be considered); provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (ix), such matter will be considered to the extent that it disproportionately affects the Acquiror as compared to similarly situated businesses operating in the same industry and geographic areas as the Acquiror operates.
     “Acquiror Material Contract” has the meaning set forth in Section 3.09(a).
     “Acquiror Options” has the meaning set forth in Section 3.05(a).
     “Acquiror Owned Real Property” has the meaning set forth in Section 3.19(a).
     “Acquiror Real Property Leases” has the meaning set forth in Section 3.19(a).
     “Acquiror Right” has the meaning set forth in Section 3.05(a).
     “Acquiror Rights Agreement” has the meaning set forth in Section 3.05(a).
     “Acquiror SEC Filings” has the meaning set forth in Section 3.11(a).
     “Acquiror Series A Preferred Stock” has the meaning set forth in Section 3.05(a).
     “Acquiror Stockholder Approval” has the meaning set forth in Section 3.15(a).
     “Acquiror Stockholder Meeting” has the meaning set forth in Section 4.09.
     “Acquiror Stockholders” means the holders of Acquiror Common Stock.
     “Acquiror Stock Issuance” has the meaning set forth in Section 1.07.
     “Acquiror Superior Proposal” has the meaning set forth in Section 4.10(f)(iii).
     “Acquiror Takeover Proposal” has the meaning set forth in Section 4.10(f)(ii).
     “Action” has the meaning given to such term in the Separation Agreement.
     “Affiliate” has the meaning given to such term in the Separation Agreement.
     “Agreement” has the meaning set forth in the preamble.
     “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Assets” has the meaning given to such term in the Separation Agreement.
     “Audited Financial Statements” has the meaning given to such term in Section 4.05(a).

     “Bank Letter” means a letter, in form and substance acceptable to Parent, from a financial institution stating its view, subject to reasonable and customary assumptions, that Wimbledon (or Merger Sub after the consummation of the Merger) could be expected to borrow the principal amount of the Wimbledon Credit Facility or the Refinancing, as the case may be, without a guarantee or other form of credit support from Acquiror; provided, however, that such financing may be on terms less favorable than those contained in the Wimbledon Credit Facility or the Refinancing, as the case may be.
     “Break-Up Fee” means $60.0 million, in immediately available funds.
     “Business Day” has the meaning given to such term in the Separation Agreement.
     “Business Transfer Time” has the meaning given to such term in the Separation Agreement.
     “Certificate of Merger” has the meaning set forth in Section 1.06(b).
     “Certified Parent Expenses” means Parent’s third party out-of-pocket costs and expenses relating to this Agreement, the Other Transaction Agreements and the Transactions as certified to Acquiror by an executive officer of Parent; provided, however, that the amount thereof may not exceed $6.0 million.
     “Clean-Up Spin-Off” has the meaning set forth in the recitals.
     “Closing” has the meaning set forth in Section 1.01.
     “Closing Date” has the meaning set forth in Section 1.01.
     “Code” has the meaning given to such term in the Separation Agreement.
     “Commission” means the Securities and Exchange Commission.
     “Compensation And Benefit Plans” has the meaning set forth in Section 2.09(a).
     “Confidentiality Agreements” means those written confidentiality agreements previously entered into by Parent and Acquiror relating to the Transactions.
     “Consents” has the meaning given to such term in the Separation Agreement.
     “Continuing Employee” has the meaning given to such term in the Separation Agreement.
     “Contracts” has the meaning given to such term in the Separation Agreement.
     “Convey” (and variants of this term such as “Conveyance”) has the meaning given to such term in the Separation Agreement.

     “Credit Agreement” means that certain Credit Agreement, dated as of February 25, 2010, by and among Acquiror, the Lenders (as defined therein) and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (each as defined therein), as amended from time to time.
     “Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Acquiror Financing or Wimbledon Financing in connection with the Transactions, including any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in any such financing and their successors and assigns.
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Distribution” has the meaning set forth in the recitals.
     “Distribution Date” means, as applicable (i) in the event that Parent elects to effect the Distribution in the form of a One-Step Spin-Off, the date selected by the Board of Directors of Parent or its designee for the distribution of Wimbledon Common Stock to Parent shareholders in connection with the One-Step Spin-Off and (ii) in the event that Parent elects to effect the Distribution in the form of an Exchange Offer, the date of the initial transfer of Wimbledon Common Stock to Parent shareholders in connection with the Exchange Offer, in accordance with the terms and conditions of the Exchange Offer as determined by Parent in its sole discretion and disclosed in the Wimbledon Form S-1/S-4.
     “DLLCA” means the Limited Liability Company Act of the State of Delaware.
     “Double-Choice Employees” has the meaning given to such term in the Separation Agreement.
     “Effective Time” has the meaning set forth in Section 1.06(b).
     “End Date” has the meaning set forth in Section 6.01(b)(ii).
     “Environmental Claim” means any Action by any Person alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) for any Environmental Conditions.
     “Environmental Conditions” has the meaning given to such term in the Separation Agreement.
     “Environmental Law” has the meaning given to such term in the Separation Agreement.
     “Enforceability Exception” has the meaning set forth in Section 2.02.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means, with respect to an entity, any trade or business (whether or not incorporated) (i) under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity, or (ii) which, together with such entity, is treated as a single employer under Section 414(t) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” has the meaning set forth in Section 1.08(b).
     “Exchange Fund” has the meaning set forth in Section 1.08(b).
     “Exchange Offer” has the meaning set forth in the recitals.
     “Exchange Ratio” has the meaning set forth in Section 1.07.
     “Fully Diluted Basis” means the number of shares of Acquiror Common Stock that are outstanding as of the specified date, plus the number of shares of Acquiror Common Stock issuable upon exercise of any outstanding Acquiror Equity Interests of any nature whatsoever, whether contingent, vested or unvested, or otherwise, in each case other than (i) the shares of the Acquiror Common Stock issued or to be issued in the Merger and (ii) the shares of Acquiror Common Stock issuable upon the exercise of Acquiror Rights pursuant to the Acquiror Rights Agreement.
     “GAAP” means United States generally accepted accounting principles, as consistently applied by Parent in the preparation of its consolidated financial statements.
     “Governmental Approval” has the meaning given to such term in the Separation Agreement.
     “Governmental Authority” has the meaning given to such term in the Separation Agreement.
     “Group” has the meaning given to such term in the Separation Agreement.
     “Hazardous Materials” has the meaning given to such term in the Separation Agreement.
     “Historical Financial Statements” has the meaning given to such term in Section 2.10(a).
     “HSR Act” has the meaning set forth in Section 2.03(a).
     “In-Scope Employees” has the meaning given to such term in the Separation Agreement.

     “Intellectual Property” has the meaning given to such term in the Separation Agreement.
     “Intended Tax-Free Treatment” means that (i) the Wimbledon Transfer, taken together with the Distribution, qualifies as a reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, qualifies as a distribution of Wimbledon Common Stock to Parent shareholders pursuant to Section 355 of the Code, pursuant to which no gain or loss should be recognized for U.S. federal income Tax purposes, except to the extent of cash received in lieu of fractional shares, and (iii) the Merger qualifies as a reorganization pursuant to Section 368(a) of the Code.
     “Knowledge” means, in the case of Acquiror, the actual knowledge without inquiry of the persons listed in Section 8.01 of the Acquiror Disclosure Letter as of the date of the representation, and, in the case of Parent, the actual knowledge without inquiry of the persons listed in Section 8.01 of the Parent Disclosure Letter as of the date of the representation.
     “Law” has the meaning given to such term in the Separation Agreement.
     “Leased Real Property” has the meaning set forth in Section 2.16(a).
     “Liabilities” has the meaning given to such term in the Separation Agreement.
     “Measurement Date” has the meaning set forth in Section 3.05(a).
     “Mechelen Facility” has the meaning given to such term in the Separation Agreement.
     “Merger” has the meaning set forth in Section 1.06(a).
     “Merger Consideration” has the meaning set forth in Section 1.07.
     “Merger Sub” has the meaning set forth in the preamble.
     “Merger Sub Unit “ has the meaning set forth in Section 3.05(b).
     “Minimum Condition” has the meaning set forth in Section 5.03(h).
     “NASDAQ” means The NASDAQ Stock Market.
     “New Hire Employees” has the meaning given to such term in the Separation Agreement.
     “Olestra Supply Agreement” has the meaning set forth in Section 4.16.
     “One-Step Spin-Off” has the meaning set forth in the recitals.
     “One-Year Period” has the meaning set forth in Section 4.13(b).

     “Order” has the meaning given to such term in the Separation Agreement.
     “Other Transaction Agreements” means the Separation Agreement and the other agreements and documents defined as “Ancillary Agreements” in the Separation Agreement.
     “Other Wimbledon Material Contracts” means Wimbledon Material Contracts of a type described in Sections 2.08(a)(iv), 2.08(a)(vi)(B) (solely in the case of 2.08(a)(vi)(B) to the extent it is also reflected on 2.08(a)(iv)) or 2.08(a)(vii).
     “Owned Real Property” has the meaning set forth in Section 2.16(a).
     “Parent” has the meaning set forth in the preamble to this Agreement.
     “Parent Cash Distribution” has the meaning set forth in Section 1.02(c).
     “Parent Common Stock” has the meaning set forth in the recitals.
     “Parent Disclosure Letter” means the disclosure letter delivered by Parent to Acquiror immediately prior to the execution of this Agreement.
     “Parent Group” has the meaning given to such term in the Separation Agreement.
     “Parties” means Parent, Wimbledon, Acquiror and Merger Sub.
     “Permits” means all permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Authorities.
     “Permitted Encumbrances” means (a) with respect to Parent, Security Interests reflected in the Wimbledon balance sheets delivered as part of the Audited Financial Statements pursuant to Section 2.10 and with respect to Acquiror, Security Interests reflected in the Acquiror Financial Statements, (b) Security Interests consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially interfere with the use of the property in the Snacks Business with respect to Parent and Acquiror’s property with respect to Acquiror, (c) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith, (d) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the ordinary course of business, (e) any Security Interests created in connection with the Wimbledon Credit Facility or any arrangements ancillary thereto, and (f) with respect to Acquiror, Security Interests securing obligations pursuant to the Credit Agreement or any refinancing thereof.
     “Person” has the meaning given to such term in the Separation Agreement.
     “Proposed Amendment” has the meaning set forth in Section 4.12.
     “Proxy Statement” has the meaning set forth in Section 4.08.

     “Qualifying Acquiror Takeover Proposal” has the meaning set forth in Section 4.10(f)(i).
     “Real Property” has the meaning set forth in Section 2.17(a).
     “Real Property Leases” has the meaning set forth in Section 2.16(a).
     “Recapitalization” has the meaning set forth in Section 1.02(b).
     “Recapitalization Amount” means $850.0 million; provided, however, that (a) if the Acquiror Average Price for the five Trading Days ending the Trading Day which is two clear Trading Days prior to either the date of the commencement of the Exchange Offer or the date of the distribution of the Wimbledon Common Stock pursuant to a One-Step Spin-Off, as applicable (such price, the “Acquiror Collar Stock Price”) is greater than the Acquiror Base Stock Price, then the Recapitalization Amount will be reduced by an amount equal to the lesser of (i) $150.0 million and (ii) (A) (1) the Acquiror Collar Stock Price minus (2) the Acquiror Base Stock Price, times (B) the Wimbledon Stock Amount, and (b) if the Acquiror Collar Stock Price is less than the Acquiror Base Stock Price, then the Recapitalization Amount will be increased by an amount equal to the lesser of (i) $200.0 million and (ii) (A) (1) the Acquiror Base Stock Price minus (2) the Acquiror Collar Stock Price, times (B) the Wimbledon Stock Amount.
     “Record Date” means, with respect to a One-Step Spin-Off or a Clean-Up Spin-Off, the close of business on the date to be determined by Parent’s Board of Directors as the record date for determining shareholders of Parent entitled to receive shares of Wimbledon Common Stock in such spin-off.
     “Record Holders” mean the holders of record of Parent Common Stock as of the close of business on the Record Date.
     “Refinancing” has the meaning set forth in Section 4.13(b).
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).
     “Representatives” means with respect to any Person, such Person’s officers, employees, agents, advisors, directors and other representatives.
     “Revised Minimum Condition” has the meaning set forth in Section 5.03(h).
     “Schedule TO” has the meaning set forth in Section 4.08.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Security Interest” has the meaning given to such term in the Separation Agreement.
     “Segregated Cash Amount” has the meaning given to such term in Section 1.02(c).
     “Separation Agreement” means the Separation Agreement in the form of Exhibit A attached to this Agreement among Wimbledon, Parent and Acquiror.
     “Shared Operational Real Property” has the meaning set forth in Section 2.16(a).
     “Snacks Business” has the meaning given to such term in the Separation Agreement.
     “Snacks Business MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Snacks Business taken as a whole over a period of more than two full fiscal years beginning with the fiscal year commencing July 1, 2010; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether a Snacks Business MAE has occurred or would reasonably be expected to occur: (i) any conditions in the industry in which the Snacks Business competes in general; (ii) any conditions in the United States general economy or the general economy in other geographic areas in which the Snacks Business operates; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by Parent and Wimbledon with their covenants in this Agreement; (vi) the failure of the financial or operating performance of the Snacks Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (vii) any action taken or omitted to be taken by or at the request or with the consent of Acquiror; (viii) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated thereby, including any employee departures; (ix) any deterioration in the business, financial condition or results of operations of the Snacks Business that occurs subsequent to the date of this Agreement and prior to the Closing Date and does not (A) arise out of any breach of this Agreement or the Separation Agreement by Parent or Wimbledon, or (B) arise out of any extraordinary event of a nature described in clauses (iii) or (iv) (and in which case, such extraordinary event will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates), or (C) arise out of a product recall required under applicable Law relating to human health and food safety of the products manufactured and/or distributed by, or on behalf of, the Snacks Business or out of a product tampering event that involves tampering with the products manufactured and/or distributed by, or on behalf of, the Snacks Business (and in which case, such recall or product tampering event will be considered to the extent that it disproportionately affects the Snacks

Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates); or (x) changes in Laws or accounting principles; provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (x), such matter will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates.
     “Snacks Business Pension Plans” has the meaning given to such term in the Separation Agreement.
     “Subsidiary” has the meaning given to such term in the Separation Agreement.
     “Surviving Company” has the meaning set forth in Section 1.06(a).
     “Surviving Transaction Agreement Items” has the meaning set forth in Section 7.01.
     “Target Dates” means, at the election of Parent, any day in the last week of November 2011 or first week in December 2011 (the “2011 Target Dates”) or, at the election of, Parent any day in the last week of February 2012 or first week of March 2012 (the “2012 Target Dates”).
     “Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.
     “Tax Matters Agreement” has the meaning set forth in the Separation Agreement.
     “Tax Return” has the meaning set forth in the Tax Matters Agreement.
     “Temporary Employee” has the meaning set forth in Section 4.01(a).
     “Trading Day” means any day on which there are sales of Acquiror Common Stock on the NASDAQ composite tape.
     “Transaction Announcements” has the meaning set forth in Section 4.03.
     “Transactions” means the Wimbledon Transfer, the Recapitalization, the Distribution, the Merger and the other transactions contemplated by this Agreement and the Other Transaction Agreements.
     “TSA” has the meaning set forth in the Separation Agreement.
     “Unaudited Financial Information” has the meaning set forth in Section 2.10(c).
     “US Continuing Employee” has the meaning given to such term in the Separation Agreement.
     “Wimbledon” has the meaning set forth in the preamble.

     “Wimbledon Assets” has the meaning given to such term in the Separation Agreement.
     “Wimbledon Business” has the meaning given to such term in the Separation Agreement.
     “Wimbledon Commitment Letter” means the commitment letter from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated providing for the Wimbledon Credit Facility, attached as Exhibit B.
     “Wimbledon Credit Documents” means a fully committed credit agreement with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or the Wimbledon Commitment Letter from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated providing for the Wimbledon Credit Facility.
     “Wimbledon Common Stock” has the meaning given to such term in the Separation Agreement.
     “Wimbledon Contract” has the meaning given to such term in the Separation Agreement.
     “Wimbledon Credit Facility” has the meaning set forth in Section 1.02(b).
     “Wimbledon Entities” has the meaning given to such term in the Separation Agreement.
     “Wimbledon Equity Interests” has the meaning set forth in Section 2.04.
     “Wimbledon Facilities” has the meaning given to such term in the Separation Agreement.
     “Wimbledon Financing” means the receipt of funds pursuant to the Wimbledon Credit Facility.
     “Wimbledon Form S-1/S-4” has the meaning set forth in Section 4.08.
     “Wimbledon Group” has the meaning given to such term in the Separation Agreement.
     “Wimbledon Liabilities” has the meaning given to such term in the Separation Agreement.
     “Wimbledon Material Contract” has the meaning set forth in Section 2.08(a).
     “Wimbledon Software” has the meaning given to such term in the Separation Agreement.
     “Wimbledon Stock Amount” means 29,143,190 shares of Acquiror Common Stock.

     “Wimbledon Stock Issuance” has the meaning set forth in Section 1.02(a)(i).
     “Wimbledon Transfer” has the meaning given to such term in the Separation Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

THE PROCTER & GAMBLE COMPANY

By:	/s/ Teri L. List
Name:	Teri L. List
Title:	Senior Vice President and Treasurer

THE WIMBLE COMPANY

By: Name:	/s/ Joseph A. Stegbauer Joseph A. Stegbauer
Title:	President

DIAMOND FOODS, INC.

By:	/s/ Michael J. Mendes

Name:	Michael J. Mendes
Title:	Chairman, President and Chief Executive Officer

WIMBLEDON ACQUISITION LLC

By:	/s/ Steven M. Neil

Name:	Steven M. Neil
Title:	Manager
[Signature Page to the Transaction Agreement]